EPCM SERVICES SUPPLY AGREEMENT

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                                    CONTENTS

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RECITALS .........................................................................1

ARTICLE 1 DEFINITIONS.............................................................1

ARTICLE 2 TIMELINE................................................................10

ARTICLE 3 ACKNOWLEDGMENTS BY THE EPCM CONTRACTOR..................................12

ARTICLE 4 EPCM CONTRACTOR'S OBLIGATIONS...........................................15

ARTICLE 5 OWNER'S OBLIGATIONS.....................................................36

ARTICLE 6 CHANGES ................................................................38

ARTICLE 7 PAYMENTS................................................................43

ARTICLE 8 CERTIFICATION OF MECHANICAL COMPLETION..................................45

ARTICLE 9 EVENTS OF DEFAULT.......................................................45

ARTICLE 10 TERMINATION............................................................47

ARTICLE 11 CONFIDENTIALITY........................................................48

ARTICLE 12 FORCE MAJEURE..........................................................49

ARTICLE 13 DISPUTES...............................................................50

ARTICLE 14 NOTICES................................................................53

ARTICLE 15 INSURANCE; SURETIES....................................................54

ARTICLE 16 ASSIGNMENT.............................................................55

ARTICLE 17 TITLE; RISK OF LOSS....................................................56

ARTICLE 18 ACCEPTANCE.............................................................56

ARTICLE 19 ADDITIONAL WORK........................................................57

ARTICLE 20 MISCELLANEOUS..........................................................57
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* Certain material marked with an asterisk on pages 3, 19, 23, 34, 35, 38, 40 and 41 of this Agreement has been omitted pursuant to a request for confidential treatment. This Agreement, with the omitted material included, has been filed separately with the Commission.


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Schedules

         Schedule 1        Scope of Facilities

         Schedule 2        Scope of EPCM Work
                  Appendix 1        Project Design Criteria
                  Appendix 2        Target Price
                  Appendix 3        Target Schedule and Milestones
                  Appendix 4        Initial Performance Test

         Schedule 3        EPCM Contractor's Compensation

         Schedule 4        Protected Rights

         Schedule 5        Particulars

         Schedule 6        Owner Controlled Insurance Program

         Schedule 7        Security

         Schedule 8        Equator Principles

                         EPCM SERVICES SUPPLY AGREEMENT

      THIS EPCM SERVICES SUPPLY AGREEMENT (this "Agreement") is made effective as of the 8th day of November, 2004, by and between MINERA SAN CRISTOBAL, S.A., a legal entity formed under the laws of the Republic of Bolivia (the "Owner"), and AKER KVAERNER METALS, INC., a Delaware corporation (the "EPCM Contractor").

                                    RECITALS

      1. The Owner is developing a silver, zinc and lead mine and related concentrating facilities having a throughput of approximately 40,000 metric tons of ore per day in Bolivia, known as the San Cristobal Project (the "Project").

      2. The EPCM Contractor has represented to the Owner that it has the knowledge, experience, competence and personnel, and has or will obtain all applicable licenses required to perform the EPCM Work (including the Phase I EPCM Work and the Phase II EPCM Work, as all such capitalized terms are defined herein) and to properly complete the detail design, manage procurement of the necessary materials and equipment, and manage the construction, installation, commissioning and start-up of the Equipment and the Facilities.

      3. The Owner desires to engage the EPCM Contractor to provide and perform the EPCM Work in order to manage the procurement of the necessary materials and equipment to the Site, and manage the construction, installation, erection and start up of the Equipment and the Facilities as further outlined in the Scope of EPCM Work set forth in Schedule 2, including Project budget and schedule preparation, detailed engineering, procurement, project management, and managing delivery of Equipment to the Site, construction, installation, erection and commissioning and start up of the Equipment and the Facilities to achieve the design, performance and workmanship standards and specifications set forth in this Agreement.

      4. The Owner and the EPCM Contractor desire that the Work be undertaken and performed in such a manner as to adhere to recognized international standards of safety and professional care, so as to preserve a safe Job Site during performance of the Work and a safely operating Facility after completion of the Work.

      5. The EPCM Contractor is willing to provide and perform the EPCM Work on the terms and conditions set forth in this Agreement.

                                    ARTICLE 1
                                   DEFINITIONS

1.1 Definitions. The following terms, when used herein and in the Schedules, shall have the following meanings:

      "Acceptance" means final acceptance by the Owner of the completed Facilities or any portion thereof in accordance with Section 18.1.

      "Acceptance Certificate" has the meaning set forth in Section 18.1.

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      "Act" has the meaning set forth in Section 4.24.

      "Additional Work" shall have the meaning set forth in Section 19.1.

      "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party hereto. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

      "Agreement" means this EPCM Services Supply Agreement, together with all of the Schedules hereto, as the same may be amended from time to time.

      "Pre-Approved Subcontractors" means Kvaerner Metals, Agencia en Chile de Davy McKee Worldwide Corporation and Aker Kvaerner Industrial Constructors, Inc.

      "Base Fee" when used with respect to the Phase I EPCM Work, shall mean the Phase I Base Fee as defined in paragraph 1.2 of Schedule 3-A, and when used with respect to the Phase II EPCM Work, shall mean the Phase II Base Fee as defined in paragraph 1.2 of Schedule 3-B.

      "Certificate of Mechanical Completion" shall have the meaning set forth in
      Section 8.1.

      "Change Order" shall have the meaning set forth in Section 6.2.

      "Changes or Extra Work" shall have the meaning set forth in Section 6.2.

      "Commencement Date" means the date set forth in a written notice to proceed issued by the Owner to the EPCM Contractor to commence either the Phase I EPCM Work or the Phase II EPCM Work, which Commencement Date shall be no fewer than five days after the date the notice to proceed is delivered in accordance with Article 14.

      "Commissioning and Start-up Period" refers to the period (initially six months unless increased pursuant to Appendix 4 to Schedule 2) in which Facilities are progressively sequenced until they operate as an interacting process block using actual feedstock to substantiate the capability of units and systems to function as designed in preparation for the Initial Performance Test. The Commissioning and Start-up Period shall commence upon a mutually agreeable date as soon as practical but no later than thirty (30) days after the Mechanical Completion Milestone has been achieved and the care, custody and control of each of the Facilities have been transferred to the Owner pursuant to Section 2.6, and shall continue until Final Acceptance.

      "Component Performance Tests" shall have the meaning set forth in Appendix 4 to Schedule 2.

      "Contingency" or "Contingencies" means the estimate of the funds required to compensate for the variation that will occur in the costs of elements within the Open Book Estimate that is employed by the EPCM Contractor to determine the Open Book Estimate.

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      "Data" means any and all designs, models, plans, drawings, specifications, back-up calculations and other documents prepared or made available by the EPCM Contractor for the purposes of this Agreement, whether complete or in the course of preparation by the EPCM Contractor.

      "day" means calendar day unless specified as a "business day", which shall be a day on which banks in La Paz, Bolivia and New York City, New York, U.S.A. are open for business.

      "Defective Work" shall have the meaning set forth in Section 4.7.

      "Dispute" shall have the meaning set forth in Section 13.2.

      "Drawings" means all drawings, plans, sketches, maps, flow sheets, layouts and schematics prepared pursuant to this Agreement.

      "Earned Value" means the standard method by which physical progress is periodically measured on a progressive basis.

      "EPCM Contractor" means the party identified as such in the Recitals hereto that is responsible to perform the EPCM Work in accordance with the terms of this Agreement.

      "EPCM Contractor Warranty Period" means the * month period following the earlier of the date that the Mechanical Completion Milestone is achieved or the date this Agreement is terminated, during which the EPCM Contractor is obligated to re-perform Defective Work on behalf of the Owner pursuant to this Agreement, as set forth and more particularly described in Section
      4.7 and the Scope of EPCM Work.

      "EPCM Contractor's Representative" means the person identified in Schedule 5 that is nominated by the EPCM Contractor and accepted by the Owner pursuant to Section 4.19 to act on the EPCM Contractor's behalf pursuant to this Agreement.

      "EPCM Liability Limit" shall have the meaning set forth in Section
      4.29(a).

      "EPCM Liability Limit for Defective Work" means EPCM Contractor's obligation to reperform Defective EPCM Work in accordance with the terms of this Agreement in an amount not to exceed * percent (*%) of the total consideration paid to the EPCM Contractor under this Agreement pursuant to
      Schedule 3 that is attributable to (a) labor (including employees, contract employees of the EPCM Contractor, its Affiliates and subcontractors, if any), (b) all direct and indirect labor-related costs (including without limitation, employment and other fringe benefits, overhead, profit, living and other personal allowances, uplifts, travel and other expenses), and (c) any safety incentive bonus, any monthly discretionary award paid to the EPCM Contractor and any Incentive Pool Awards, each as paid in accordance with the requirements set forth in
      Schedule 3.

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      "EPCM Work," consisting of the Phase I EPCM Work and the Phase II EPCM
      Work, means all activities to be undertaken in connection with the Project for which the EPCM Contractor bears the primary responsibility to oversee or perform, as applicable, in accordance with the Scope of EPCM Work set forth in Schedule 2.

      "Equator Principles" means the Equator Principles in effect as of the date hereof that are applicable to the Project, consisting of the standards promulgated by the World Bank as of 1998 and the IFC guidelines in effect as of the date hereof, copies of which are attached hereto as Schedule 8.

      "Equipment" means the materials, equipment, systems, structures and other improvements and items to be designed and procured, and delivered to the Site under the management of the EPCM Contractor pursuant to this Agreement.

      "Escalation" means the change in the cost of the Project due to normal inflationary pressures, based upon the US CPI and calculated from a base date that shall be the date that the Owner accepts the Target Price and the Target Schedule.

      "Escrow Agent" shall have the meaning set forth in Section 4.26.

      "Escrow Agreement" shall have the meaning set forth in Section 4.26.

      "Escrowed Funds" shall have the meaning set forth in Section 4.26.

      "Events" shall have the meaning set forth in Section 6.5(b).

      "Facilities" or "Facility" means the facilities or any one of them to be designed, purchased, manufactured, and constructed or erected on a site or sites approved by the Owner, comprising, subject to possible modification from time-to-time, the following components:

      o     Primary crushing

      o     Overland conveying

      o     Coarse ore stockpile storage and reclaim

      o     Primary and secondary grinding

      o     Flash flotation

      o     Differential froth flotation and concentrate regrinding

      o     Concentrate cleaning by froth flotation

      o     Concentrate thickening and filtration

      o     Bulk concentrate circuit

      o     Final tailing thickening and disposal

      o     Concentrate storage and rail loading

      o     Water supply and distribution systems

      o     Fire protection distribution

      o     Water storage reservoir

      o     Power substation and distribution

      o     Support buildings and infrastructure

      o     In plant roads

      o     Access Roads within the Scope of Work

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      all as more particularly described in Schedule 1.

      "Fee Adjusting Events" shall have the meaning set forth in Section 6.5(b).

      "Final Acceptance" shall have the meaning set forth in Section 18.1.

      "Final Completion Date" means the date on which all Facilities contemplated by this Agreement have been completed and accepted by the Owner in accordance with Section 18.1.

      "Final Payment" shall have the meaning set forth in Section 7.6.

      "Fourteen Day Throughput Test" shall have the meaning set forth in Appendix 4 to Schedule 2.

      "Goods" shall have the meaning set forth in Section 17.1.

      "GD-1 Document" shall have the meaning set forth in Section 3.2. "Incentive Pool" shall have the meaning set forth in Schedule 3.

      "Incentive Pool Award" shall have the meaning set forth in Schedule 3.

      "Incentive Pool Escrow" shall have the meaning set forth in Schedule 3.

      "Incentive Pool Escrow Agent" shall have the meaning set forth in Schedule 3.

      "Incentive Pool Shares" shall have the meaning set forth in Schedule 3.

      "including", when used in any of the documents comprising this Agreement, shall be construed as illustrative and not exclusive, and shall mean "including but not limited to".

      "Initial Performance Test" shall have the meaning set forth in Appendix 4 to Schedule 2, shall commence upon a mutually agreeable date during the Commissioning and Start-up Period when the plant has reached a production steady state, and shall be performed in accordance with the provisions of Appendix 4 to Schedule 2.

      "Insurable Claim" shall have the meaning set forth in Section 4.29(a).

      "Key Employees" shall mean EPCM Contractor's five key employees assigned to the Project, as identified in Schedule 5.

      "Letter of Credit" shall have the meaning set forth in Section 5.6.

      "Mechanical Completion" is the point at which a system or combination of systems has been erected and/or installed in accordance with the project Drawings, Project Specifications, codes and applicable laws and regulations for which all of the major work, construction, inspections and testing outlined below has been completed.

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      The completion of all major work, construction, inspection and testing required to attain Mechanical Completion for the Facilities, or any portion thereof, includes: (1) purging, flushing, and drying of process systems; (2) running in of pumps, compressors, motors, seals and other mechanical equipment, mechanical seal systems and lube oil systems including adjustments to packing of pumps and valves; (3) removal and/or cleaning of strainers; (4) setting and calibration of instruments, relief devices, and alarms; (5) computer systems testing via simulated field signals; (6) drying of lines, vessels and equipment; (7) hot alignment checks; (8) charging the plant with lubricants, utilities, chemicals, and other operation materials; (9) Precommissioning/Pre-Operational Testing activities; and (10) identification of mutually agreed upon Punch List Items, which may remain to be completed and may continue to be performed.

      Achievement of the Mechanical Completion Milestone set forth in Appendix 3 to Schedule 2 shall occur when all of the components and systems contemplated by the Scope of Facilities set forth in Schedule 1 meet the foregoing criteria and are Ready for Test.

      "Milestones" refer to the Project completion Milestones identified on Appendix 3 to Schedule 2.

      "month" means a calendar month. -----

      "OCIP" shall have the meaning set forth in Schedule 6.

      "Open Book Estimate" shall mean EPCM Contractor's estimate of the cost required to complete the Work on the Project from the completion of the Phase I EPCM Work through to the Final Completion Date, together with a clear and comprehensive explanation of all elements, factors, assumptions, and data necessary to understand how the estimate was derived, that will become the basis for the Target Price upon review and approval by the Owner upon completion of the Phase I EPCM Work.

      "Owner" means the party identified as such in this Agreement and its successors and assigns as to the Project.

      "Owner's Re-performance Costs" shall have the meaning set forth in Section 3.4.

      "Owner's Representative" means the person identified in Schedule 5 that is nominated from time to time by the Owner pursuant to Section 5.1 to act on the Owner's behalf as provided in this Agreement.

      "Owner Throughput Test" shall have the meaning set forth in Appendix 4 to
      Schedule 2.

      "Parent" shall mean Aker Kvaerner ASA, a Norwegian corporation, or any other entity acceptable to the Owner that provides the Parent Guaranty in favor of the Owner to secure EPCM Contractor's obligations under this Agreement.

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      "Parent Guaranty" shall have the meaning set forth in Section 4.27.

      "Phase I EPCM Work" means all activities to be undertaken in connection with the Project for which the EPCM Contractor bears the primary responsibility as contemplated by the section of Schedule 2 entitled "Scope of EPCM Work for Phase I".

      "Phase II EPCM Work" means all activities to be undertaken in connection with the Project for which the EPCM Contractor bears the primary responsibility as contemplated by the section of Schedule 2 entitled "Scope of EPCM Work for Phase II".

      "Precommissioning/Pre-Operational Testing" is a series of activities, the completion of which is a pre-condition to Mechanical Completion. These activities comprise running individual process systems, using air and/or water, without introducing feedstock into the plant. All testing shall be performed through the DCS and/or PLC's to assure that all interlocks and safety devices are functional.

      "Price Adjusting Events" shall have the meaning set forth in Section
      6.4(b).

      "Prior Detail Engineering" shall have the meaning set forth in Section
      3.2.

      "Project" means the San Cristobal mine and related processing facilities, ancillary facilities and infrastructure at the Site.

      "Project Contractor" means any party with which the Owner (whether contracting in its own capacity or via EPCM Contractor as its duly authorized agent) has entered into an agreement for services, construction contract, purchase order, design/build contract or other agreement for which the EPCM Contractor acts as Owner's agent (each, a "Project Contract") in furtherance of performance of Project Work and completion of the Facilities pursuant to the Scope of Work.

      "Project Design Criteria" shall have the meaning set forth in Section 3.2.

      "Project Procedures Manual" shall mean a document or series of documents developed by the EPCM Contractor in consultation with the Owner as part of the EPCM Work, setting forth policies and administrative procedures to be followed by the Owner, the EPCM Contractor, Third Party Contractors, Project Contractors and others in connection with reports, data retention or generation, changes, invoices, payment and all other matters related to engineering and construction at the Project.

      "Project Schedule" means the updated schedule delivered with the other reports by the EPCM Contractor pursuant to Schedule 2 that compares all dates set forth in the Target Schedule against actual completion dates, and sets forth the EPCM Contractor's proposed action to recover the variance.

      "Project Specifications" means any specification prepared or required to be prepared by the EPCM Contractor, any Project Contractor, or any Third Party Contractor, or their employees, agents or representatives, as required by the Scope of Work for the purposes of this Agreement.

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      "Project Work" means all activities to be undertaken in connection with the Project, as contemplated by the Scope of Work, for which Project Contractors bear the primary responsibility pursuant to the terms of their respective Project Contracts, for which Third Party Contractors bear the primary responsibility pursuant to the terms of their respective Third Party Contracts, or for which the Owner retains primary responsibility.

      "Protected Right" means any patent right, registered design, trademark or name, copyright or any other lawfully protected right of any person other than the EPCM Contractor or the Owner.

      "Punch List Items" means the itemization of incomplete items which do not prevent the safe operation of the Equipment or the Facilities, as determined and set by the EPCM Contractor and the Owner at the completion of Precommissioining/Pre-Operational Testing, that shall not be required to be performed by the EPCM Contractor to attain Mechanical Completion, but shall be completed prior to Acceptance by the Owner.

      "Ready for Test" refers to the condition of the Facilities immediately after achievement of the Mechanical Completion Milestone and prior to the commencement of the Commissioning and Start-up Period activities, where the entire integrated plant is ready for the introduction of feedstock.

      "Reimbursable Costs" when used with respect to the Phase I EPCM Work, shall mean the Reimbursable Costs set forth in paragraph 1.1 of Schedule 3-A, and when used with respect to the Phase II EPCM Work, shall mean the Reimbursable Costs set forth in paragraph 1.1 of Schedule 3-B.

      "Representative" shall mean either EPCM Contractor's Representative or Owner's Representative, and "Representatives" shall mean EPCM Contractor's Representative and Owner's Representative collectively.

      "Retention Escrow" shall have the meaning set forth in Section 4.26.

      "Schedule" means any of the schedules attached hereto and incorporated herein.

      "Schedule Adjusting Events" shall have the meaning set forth in Section 6.3(b).

      "Scope of EPCM Work" means the portion of the Scope of Work for which the EPCM Contractor shall be responsible in accordance with this Agreement, as set forth in Schedule 2.

      "Scope of Facilities" means the scope of Facilities that are contemplated by this Agreement for the Project, as set forth in Schedule I.

      "Scope of Work" means the entire scope of work (whether to be performed by the EPCM Contractor in accordance with the Scope of EPCM Work, Project Contractors or Third Party Contractors) required to be performed for the Project.

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      "Senior Lender Throughput Test" shall have the meaning set forth in
      Appendix 4 to Schedule 2.

      "Senior Lenders" shall have the meaning set forth in Section 16.1(a).

      "Senior Management" shall have the meaning set forth in Section 13.5.

      "Site", "Job Site" and "Work Site" shall mean the areas upon which the Facilities required by the Owner are to be built or installed and such land adjacent, or appurtenant, thereto as is reasonably necessary for the carrying out of the Work to install the Facilities.

      "Standard Engineering and Construction Management Practices" or "SECMP" shall mean the generally accepted practices, methods, techniques and standards employed by the first tier firms providing engineering, procurement, construction and management services to the international mining industry with respect to the design, engineering, procurement and construction management, and related technical and administrative services in connection with the construction, commissioning and testing of mining and related facilities.

      "Target Price" or "Price" means the sum stipulated in Appendix 2 to
      Schedule 2, consisting of the initially accepted Open Book Estimate, plus mutually acceptable, normal Contingencies, plus Escalation, or such other sum as shall be determined from time to time in accordance with the provisions of this Agreement.

      "Target Schedule" means the target completion schedule produced by the EPCM Contractor as part of the Phase I EPCM Work and set forth in Appendix 3 to Schedule 2, as the same may be modified from time to time in accordance with this Agreement.

      "Third Party Contract" means any contract entered into by the Owner directly with a Third Party Contractor.

      "Third Party Contractor" means any person, firm or company who contracts directly with the Owner to design, supply, erect, install or construct any part or parts of the Project other than Facilities designed and procured as Owner's agent by, and constructed under the management of the EPCM Contractor hereunder, or to provide services related to the same and includes suppliers, vendors and fabricators of equipment for use in or in conjunction with construction of such portion of the Project not included in the Facilities; but shall not include the EPCM Contractor or its Affiliates, or any Project Contractor. The Owner may also contract directly with any person, firm or company as Third Party Contractors to inspect or evaluate the EPCM Work or any other Work or its performance.

      "Throughput Performance Test" shall have the meaning set forth in Appendix 4 to Schedule 2.

      "Work," consisting of the EPCM Work and the Project Work, means all activities to be undertaken in connection with the Project, as contemplated by the Scope of Work.

      The headings of the parts, sections or paragraphs of this Agreement are for ease of reference only and shall not in any way affect the construction or interpretation of this Agreement. Unless otherwise indicated, cross references to articles, sections, subsections, paragraphs or sub-paragraphs shall refer to articles, sections, subsections, paragraphs or sub-paragraphs of this Agreement.

                                    ARTICLE 2
                                    TIMELINE

2.1   Effectiveness.

      This Agreement shall be effective as of the date first set forth above; provided that any aspect of the EPCM Work provided for herein which has been performed by the EPCM Contractor on or after March 22, 2004 and any payment made by the Owner for such EPCM Work shall be deemed to be subject to and performed and paid under this Agreement. This Agreement shall remain in effect until the Final Completion Date or termination of the Agreement in accordance with Article 10; provided that all representations, warranties, agreements, indemnities and obligations shall survive in accordance with the provisions of Section 20.1.

2.2   Phase I EPCM Work.

      The EPCM Contractor hereby agrees to perform the Phase I EPCM Work in accordance with the Scope of EPCM Work, all applicable Project Specifications and the terms of this Agreement. The EPCM Contractor agrees to complete performance of the Phase I EPCM Work pursuant to this Agreement on a cost reimbursable basis with a fee based on a set percentage, determined pursuant to Schedule 3-A, to produce a Target Price and a Target Schedule based upon a mutually acceptable Open Book Estimate for Owner's review and acceptance, in a timely manner. In addition to the Base Fee for the Phase I EPCM Work, the EPCM Contractor shall be eligible for certain incentive bonuses more fully described in Schedule 3-A. The Phase I EPCM Work shall not be deemed to have been completed until the Owner accepts the Target Price and the Target Schedule, based upon a mutually acceptable Open Book Estimate. For the purposes of this Agreement, the Target Price shall consist of the Open Book Estimate, plus mutually acceptable, normal Contingencies, plus Escalation.

2.3   Phase II EPCM Work.

      Upon completion of the Phase I EPCM Work, the Owner and the EPCM Contractor shall confirm in writing the proposed Target Price and the proposed Target Schedule pursuant to the mutually acceptable Open Book Estimate. Prior to Owner issuing a notice to proceed with the Phase II EPCM Work or such later date as the parties may agree, the Owner and the EPCM Contractor shall, by formal amendment to this Agreement, amend and/or update any of the Schedules to this Agreement that require amending or updating as a result of the confirmation of the Target Price and the Target Schedule. The parties shall also finalize and confirm the insurance provisions and requirements of Schedule 6 at that time. Upon finalizing the Schedules and Owner issuing a notice to proceed (which notice shall include the projected Commencement Date for the Phase II EPCM Work), the EPCM Contractor hereby agrees to perform the Phase II EPCM Work in accordance with the Scope of EPCM Work, all applicable Project Specifications and the terms of this Agreement. The EPCM Contractor shall perform the Phase II EPCM Work pursuant to this Agreement on a cost reimbursable basis (payable on an imprest basis with monthly true up in accordance with Section 7.2) with a fixed fee, determined pursuant to
      Schedule 3-B, and in accordance with the Target Schedule, as set forth in Appendix 3 to Schedule 2, as it may be amended or updated from time to time. In addition, the EPCM Contractor shall also be eligible for certain incentives, which are based upon EPCM Contractor's productivity and which are more fully described in Schedule 3-B.

2.4   Time Schedule; Progress Reports.

      To the extent that the time schedule and completion dates for the various portions or divisions of the Work are not set forth in Appendix 3 to
      Schedule 2 at the time this Agreement is executed, they will be mutually agreed upon by the Owner and the EPCM Contractor upon the completion of the Phase I EPCM Work prior to acceptance by the Owner of the Target Price and the Target Schedule, and Appendix 3 to Schedule 2 will be so amended. The Owner may delay scheduled Milestones and completion dates pursuant to the provisions of Section 4.7(b) and 6.3(b)(iii); provided that Appendix 3 to Schedule 2 shall be amended accordingly. Damages for delay by the EPCM Contractor are limited to those set forth in Schedule 3-B.

      The EPCM Contractor agrees to provide the progress reports described in
      Schedule 2 and as reasonably directed by the Owner. Progress reports shall be in Critical Path Method format using PRIMAVERA(R) software. The activity descriptions, level of detail and all other progress report format issues shall be as reasonably required by the Owner or the Owner's Representative from time to time.

2.5   Achievement of Milestones.

      The EPCM Contractor hereby undertakes to achieve the segments of the EPCM Work identified by the Milestones set forth in Appendix 3 to Schedule 2 in accordance with the Target Schedule. The consequences to the EPCM Contractor for achieving or failing to achieve the Milestones is limited to those set forth in Schedule 3.

2.6   Transfer of Care, Custody and Control.

      The EPCM Contractor shall, upon commencement of the Phase II EPCM Work, assume on behalf of the Owner, the care and custody, and as Owner's agent, the control (subject to direction at all times by the Owner) of the Site, the Facilities, the Equipment, the Goods, and any other machinery, tools, materials or property delivered to the Site to be used to perform the Work, and shall retain such care, custody and control until transferred to the Owner pursuant to this Section 2.6. During such period, the EPCM Contractor shall comply with the duty of care standards and requirements set forth in Section 17.2. The EPCM Contractor shall comply, and oversee the compliance by any Project Contractor, Third Party Contractor or other person at the Site, with the safety and security requirements and procedures set forth in this Agreement and as reasonably designated by the Owner from time to time.

      The transfer of care, custody and control of the Facilities, or any portion thereof, to the Owner by the EPCM Contractor shall occur after Mechanical Completion of the Facilities or such portion thereof. Any punch list items identified as a precondition to Mechanical Completion shall include general and specific instructions to effect the transfer of care, custody and control of the Facilities or any portion thereof.

2.7   Commissioning and Start-up Period.

      The Commissioning and Start-up Period shall commence upon a mutually agreeable date as soon as practical but no later than thirty (30) days after the Mechanical Completion Milestone has been achieved and the care, custody and control of each of the Facilities contemplated by this Agreement have been effectively transferred in accordance with Section 2.6.

                                   ARTICLE 3
                     ACKNOWLEDGMENTS BY THE EPCM CONTRACTOR

      The EPCM Contractor hereby acknowledges, represents and warrants that:

3.1   Reliance on Skill and Expertise of the EPCM Contractor.

      The Owner is relying on the skill and expertise of the EPCM Contractor with respect to performance of the EPCM Contractor's obligations under this Agreement. Any approvals or instructions which the Owner is required or entitled to give under this Agreement will in no way alter the Owner's reliance on the skill and expertise of the EPCM Contractor or alter the obligations of the EPCM Contractor under this Agreement, nor shall the giving of any such approval constitute an assumption by the Owner of any of the EPCM Contractor's obligations or responsibilities set out in this Agreement. Notwithstanding the foregoing, in no event shall the EPCM Contractor be liable for any liability or damages arising from compliance with any written instructions or approvals issued by the Owner which are issued against the written recommendation of the EPCM Contractor made in accordance with the standards of SECMP, nor shall the EPCM Contractor's continuing performance of its obligations under this Agreement in compliance with such instructions or approvals constitute a ratification or acceptance of any such instructions or approvals issued by the Owner.

3.2   Prior Completed Work.

      The Owner and the EPCM Contractor confirm and agree that EPCM Contractor's obligations with respect to completing the design of the Facilities as set forth in the Phase II Scope of EPCM Work is based on revision No. 0 of that certain design document entitled the GD 1 document which is incorporated herein as Appendix 1 to Schedule 2 (the "GD 1 Document") and the detail engineering, materials and specifications produced and delivered to the Owner pursuant to the Letter of Intent between the Owner and Kvaerner U.S., Inc., dated September 5, 2000 (the "Prior Detail Engineering", and together with the GD-1 Document, the "Project Design Criteria"). The Project Design Criteria is to be utilized by the EPCM Contractor as the basis for the performance of the Work as required by this Agreement. The Owner agrees that the EPCM Contractor is entitled to rely on the accuracy and sufficiency of the Project Design Criteria except to the extent the Project Design Criteria references prior work performed by the EPCM Contractor on the Project. The EPCM Contractor hereby confirms that it has reviewed all references to prior work performed by the EPCM Contractor that are contained in the Project Design Criteria and has satisfied itself as to the accuracy, adequacy, and sufficiency of such prior work, as incorporated into the Project Design Criteria. The EPCM Contractor agrees to notify the Owner in writing of any inadequacy, discrepancy, error or other condition which requires a material revision of the Project Design Criteria or which will materially affect the performance of the Work that it may discover in the course of performing the EPCM Work under this Agreement, promptly upon discovery.

      If during the performance of the EPCM Work the EPCM Contractor encounters subsurface or concealed conditions which (1) vary materially from those indicated in the Project Design Criteria, or (2) vary materially from conditions ordinarily encountered and recognized as inherent in work of the nature provided for herein, the EPCM Contractor shall immediately notify the Owner. Except as provided in Section 5.4 or Article 6 of this Agreement, such conditions or problems, whether expected or unexpected, shall not affect or modify any of the terms of this Agreement, the EPCM Contractor's obligation to perform the EPCM Work, or give rise to any claim or liability related thereto against the Owner.

3.3   Owner's Right to Inspect.

      The Owner or its designee shall have the right to inspect and/or test all or any part of the Work and/or the Equipment and the EPCM Contractor shall provide sufficient access and means for such inspection and/or tests. All EPCM Work performed by the EPCM Contractor shall be subject to quality surveillance by the Owner or its designee at all times and the EPCM Contractor shall maintain, available for the Owner's inspection at all times, copies of any of the EPCM Contractor's inspection or testing reports. The Owner shall be afforded the opportunity to attend, observe, and witness all inspections and tests of the Work and/or the Equipment.

      The EPCM Contractor shall maintain, available for the Owner's inspection at all times, in good order at the Site, complete and accurate records of all Project materials and equipment received by and/or issued to the EPCM Contractor for use in the Project and, throughout the execution of field activities, one record copy (or on-line electronic access to such record copy) of plans, drawings, specifications, product data, samples, vendor drawings, change orders, and other as-built modifications, marked currently to record changes made during construction. The Owner may request, and the EPCM Contractor shall provide, or undertake to provide if in the custody or control of any third party (including any Project Contractor) evidence satisfactory to the Owner that materials, supplies or equipment being provided for the Work and/or the Facilities conform with the Project Specifications.

      In the event that the Owner informs the EPCM Contractor of any variance (whether by the EPCM Contractor, or any Project Contractors) from the requirements of this Agreement concerning the performance of the Work (whether relating to compliance with safety requirements, the applicable Project Specifications, the standards of SECMP or the Target Schedule), the EPCM Contractor shall immediately take all necessary steps to correct such variance and if such variance cannot be corrected immediately, the EPCM Contractor shall submit to the Owner a written plan for correcting such variance. Unless otherwise requested by the Owner, such plan shall be submitted to the Owner within five (5) business days. Execution of any such plan shall be subject to the prior approval of the Owner. In the Owner's exercise of its rights under this Section 3.3, the Owner shall remain responsible for ascertaining and specifying the means, methods or techniques by which the EPCM Contractor shall correct any variances. The Owner's failure to inform the EPCM Contractor of any variance from the requirements of this Agreement (whether relating to compliance with safety requirements, the applicable Project Specifications, the standards of SECMP or the Target Schedule) shall not be deemed to be approval by the Owner of such variance or a waiver of any of the Owner's rights on account of such variance and shall not relieve the EPCM Contractor of responsibility for the proper and timely performance of the EPCM Work in accordance with the terms of this Agreement.

      Notwithstanding the foregoing, the Owner shall have the right to reject any variance that rises to the level of Defective Work (as defined in Section 4.7) at any time it is discovered in accordance with the provisions of Section 4.7. Any quality surveillance by the Owner, and the failure of the Owner to reject any Work as defective following any quality surveillance, or any failure by the Owner to inspect and/or test any part of the Work and/or the Equipment shall not be deemed the approval of such Work by the Owner and shall not relieve the EPCM Contractor of responsibility for the proper performance of the EPCM Work or re-performance of Defective Work in accordance with the terms of this Agreement. All of the Project Contracts negotiated, written, administered and/or entered into by the EPCM Contractor shall include express provisions to incorporate the substance of this Section 3.3.

3.4   Owner's Right to Perform EPCM Work.

      If the EPCM Contractor defaults or neglects to carry out the EPCM Work or re-perform Defective Work, or any part thereof, in accordance with the terms and conditions of this Agreement, the Owner, without prejudice to any other right or remedy under this Agreement, upon providing the EPCM Contactor with the notice required by Section 9.1 of this Agreement, may perform the EPCM Work or re-perform Defective Work, or any part thereof, by whatever methods or means it may deem expedient, and recover from the EPCM Contractor the reasonable costs incurred by the Owner ("Owner's Re-performance Costs") to perform such EPCM Work or re-perform such Defective Work. For purposes of determining Owner's Re-performance Costs under this Agreement "reasonable costs incurred by the Owner" shall be those costs which an unaffiliated third party would incur to secure performance of the relevant work by another unaffiliated third party. Averages of third party bids or other evidence available in the relevant market should be considered in making such determination.

3.5   Removal of Employees.

      The EPCM Contractor shall, at the request of the Owner, promptly direct the removal from the Job Site or participation in any aspect of the Work, any of its employees or employees of any Project Contractor that the Owner determines are incompetent, dishonest, uncooperative, unable to work harmoniously with any of the Owner's employees or are otherwise unfit for work (including, but not limited to, because of the use of alcohol or drugs). The Owner shall consult with EPCM Contractor's Representative prior to requiring the removal of any such employee, but shall retain sole discretion to decide whether to remove such employee after consultation with EPCM Contractor's Representative. All of the Project Contracts negotiated, written, administered and/or entered into by the EPCM Contractor shall include express provisions to incorporate the substance of this Section 3.5.

3.6   Independent Contractor.

      The EPCM Contractor shall at all times during the performance of the EPCM Work be an independent contractor and shall have complete control of its personnel engaged in the performance of the EPCM Work and the means and methods employed. Neither the EPCM Contractor nor anyone employed or subcontracted by the EPCM Contractor shall be deemed for any purpose to be the employee, servant, or representative of the Owner, or except as otherwise expressly provided in this Agreement, the agent of the Owner.

3.7   Demobilization.

      Subject to the provisions of Section 4.25 of this Agreement, the EPCM Contractor shall not demobilize the key personnel committed to the EPCM Work described in Schedule 5 (the "Key Employees") without obtaining the prior written approval of the Owner.

                                   ARTICLE 4
                          EPCM CONTRACTOR'S OBLIGATIONS

4.1   Scope of EPCM Work.

      The EPCM Contractor shall perform the EPCM Work in accordance with and subject to the terms and conditions of this Agreement and as more fully described in Schedule 2. The EPCM Contractor agrees to perform the EPCM Work in compliance with all applicable Project Specifications in order to successfully complete the Initial Performance Test in accordance with the provisions of Appendix 4 to Schedule 2. The EPCM Contractor acknowledges and agrees that in order to successfully complete the Initial Performance Test, the EPCM Contractor may be required to perform tasks that are reasonably inferred from the Scope of EPCM Work that are not expressly described herein.

4.2   Proper Licensing.

      The EPCM Contractor shall, at its cost, maintain at all times, all applicable licenses required to perform all aspects of the EPCM Work. The EPCM Contractor shall ensure that its agents, representatives, and Project Contractors are properly licensed to perform all applicable portions of the EPCM Work or the Project Work, as applicable.

4.3   Drawings, Project Specifications, etc.

      (a) In this Section 4.3 "Data" means any and all drawings, specifications, back up calculations and other instruments of service or documents related to or describing the Equipment, Facilities or the EPCM Work prepared under this Agreement by the EPCM Contractor, or any of its agents, representatives or employees. "Data" includes both a hard copy and electronically stored "digital format" of all information described in this Section 4.3(a). "Originals" means a complete reproducible set of the Data.

            (i) Except as otherwise designated by the Owner, "digital format" as it is used in this Section 4.3(a) shall mean computer readable disks which contain information formatted as follows:

                  o all Drawings shall be produced using Intergraph(R) microstation or Intergraph(R) PDS format;

                  o Project Specifications, manuals, and vendor manuals (if available) shall be produced using Microsoft(R) Word 2002;

                  o schedules shall be produced using WINDOWS(R) based PRIMAVERA(R);

                  o work progress (in addition to any written progress reports) shall be quantified on S-curves and spreadsheets using Microsoft(R) Excel 2002.

      (b) The Owner shall be entitled to and become the owner of all Data when prepared, whether delivered or not; provided that any Data, the payment for which is not made by the Owner or is in dispute, shall become the property of the Owner upon tender of the payment or resolution of the dispute, as applicable. To the fullest extent permitted under applicable law, the EPCM Contractor hereby assigns to the Owner all rights and interests in the Data and releases or waives any lien rights it may have on the Data, to the extent that payment for such Data has been made.

      (c) Not later than thirty (30) days after the Final Completion Date, the EPCM Contractor shall provide the Owner with one set of originals of the Data. However, subject to Section 11.1, the EPCM Contractor may retain a copy of such Data.

      (d) Upon any termination of this Agreement prior to the Final Completion Date, the EPCM Contractor shall provide the Owner with one set of originals of all Data to which the Owner is entitled as of the date of termination, which shall be delivered to the Owner not more than thirty (30) days after the date of termination. Additionally, the EPCM Contractor shall promptly provide to the Owner any additional Data to which the Owner may later become entitled. However, subject to Section 11.1, the EPCM Contractor may retain a copy of any such Data.

      (e) All of the Project Contracts negotiated, written, administered and/or entered into by the EPCM Contractor shall include express provisions to incorporate the substance of this Section 4.3.

4.4   Inventions and Improvements.

      The EPCM Contractor shall communicate to the Owner at once, and require all employees of Project Contractors assigned to the Work to communicate to the Owner all inventions and improvements which any of the employees of the EPCM Contractor or any Project Contractors, either alone or in conjunction with any of Owner's employees, may conceive, make or discover during the course of or as a result of performance of the Work that relates to the Facilities, and such inventions and improvements shall become the sole, exclusive property of the Owner or its assigns without any obligation on Owner's part to make any payment therefor in addition to any sums which the Owner may be obligated to pay to the EPCM Contractor as compensation under this Agreement. The EPCM Contractor shall require its employees, and the relevant employees of any Project Contractor to execute patent applications and assignments thereof to the Owner or its nominees, and powers of attorney relating thereto for any country that the Owner may designate, and shall take all other actions as the Owner may request to maintain and protect such inventions and improvements. The Owner shall pay all costs or charges incurred in protecting such inventions and improvements if the Owner desires to protect them. Before assigning any of the employees of the EPCM Contractor or any Project Contractor to work under any Project Contract, the EPCM Contractor shall obtain from them agreements satisfactory to the Owner incorporating the substance of this
      Section 4.4.

4.5   Intellectual Property Indemnity.

      Except in those instances where the EPCM Contractor was directed by the Owner to use a certain process or item of Equipment and the EPCM Contractor complied with those directions, the EPCM Contractor shall indemnify, defend, save, and hold the Owner harmless from and against any and all costs, royalties, damages, and/or expenses of any nature or kind whatsoever that may arise out of, result from, or be reasonably incurred in contesting any claim that the methods, processes, or acts employed by, or any plans, drawings, specifications, other written data or work product provided by the EPCM Contractor, or its agents or employees in connection with the EPCM Work, or any item of Equipment, infringes or contributes to the infringement of any registered patent, or may constitute illegal or unauthorized use of copyrighted material, trade secrets, confidential or proprietary information or processes, or other Protected Right in whatever form it may exist.

      The EPCM Contractor shall have the right, in order to avoid such claims or actions and at EPCM Contractor's sole cost, to substitute non-infringing processes, designs, or Equipment, or to obtain the necessary licenses to use the infringing processes, designs, or Equipment, provided that such substituted and modified processes, designs, or Equipment meet all the requirements and are subject to all the terms or conditions of this Agreement.

      As part of the EPCM Contractor's procurement and contract management work, the EPCM Contractor shall secure, for the benefit of the Owner and its assigns, indemnities from all Project Contractors substantially similar to that set forth above and acceptable to the Owner, running directly to the Owner, relating to any apparatus, method, design or processes employed in the Facilities or used in the performance of the applicable Project Work.

4.6   Representations and Warranties.

      The EPCM Contractor represents and warrants to and agrees with the Owner that:

      (a) it has substantial experience, knowledge and professional competence in the design, engineering, procurement, project management, construction management and construction of projects similar in nature to the Facilities in locales similar to the Site, and specifically including silver, lead and zinc processing facilities and related infrastructure;

      (b) it has the resources and personnel (including, but without limitation, the Key Employees listed in Schedule 5) to perform the EPCM Work;

      (c) it is fully experienced, properly qualified and properly licensed, equipped and organized to perform the EPCM Work;

      (d) all Work shall be provided and performed in a good, proper, safe, efficient, and professional and workmanlike manner and in accordance with the terms and conditions of this Agreement, the Project Specifications, the standards of SECMP and the Equator Principles;

      (e) the EPCM Contractor shall, in the provision of the EPCM Work involving design and other functions generally performed by professional engineers, exercise the standard of diligence, skill, efficiency and care consistent with the standards of SECMP for projects of similar scope and in comparable locations, and the applicable Equator Principles;

      (f) with respect to the construction management services and other EPCM Work to be performed by the EPCM Contractor pursuant to this Agreement, the quality of the EPCM Work shall conform to the standards of SECMP and the applicable Equator Principles;

      (g) except as to Owner-specified material and Equipment, the Facilities, and the material and Equipment to be procured by the EPCM Contractor for the Facilities and otherwise in connection with the Work, shall be of a quality that complies with all applicable Project Specifications and the standards of SECMP;

      (h) it, and Parent are financially solvent, able to pay all debts as they mature and possessed of sufficient working capital to complete the EPCM Work and perform all obligations under this Agreement with respect to the EPCM Contractor and under the Parent Guaranty with respect to Parent;

      (i) it is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation;

      (j) its execution of this Agreement and its performance thereof is within its duly authorized corporate powers;

      (k) it is authorized to do business in the jurisdictions in which it will perform the EPCM Work;

      (l) prior to Owner entering into Project Contracts with any of the Project Contractors, the EPCM Contractor shall have performed a reasonable level of due diligence to ensure that, for the portion of the Project Work that they are to perform, each of the Project Contractors is (i) fully experienced, properly qualified, properly licensed, properly equipped and properly organized; (ii) financially solvent, able to pay all debts as they mature and possessed of sufficient working capital; (iii) authorized to do business in the jurisdictions in which they will perform; and (iv) familiar with the Equator Principles applicable to its scope of work; and throughout the effectiveness of this Agreement the EPCM Contractor will, in accordance with the standards of SECMP, monitor each Project Contractor for compliance with the requirements of this Agreement;

      (m) there are no proceedings, investigations, controversies or claims now pending or, to its knowledge, threatened before any court or arbitrator or before any governmental authority which, individually or in the aggregate, if determined adversely to the interests of the EPCM Contractor could affect its legal, commercial or financial capability to fulfill its obligations under this Agreement; and

      (n) this Agreement constitutes the valid and legally binding obligation of the EPCM Contractor enforceable in accordance with its terms.

      THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE WARRANTIES OF THE EPCM CONTRACTOR HEREUNDER. THERE ARE NO OTHER WARRANTIES EXPRESS OR IMPLIED. THE EPCM CONTRACTOR SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY. EXCEPT AS EXPRESSLY STATED HEREIN OR IN THIS AGREEMENT, THE EPCM CONTRACTOR MAKES NO REPRESENTATIONS, GUARANTEES, OR WARRANTIES.

      4.7   Re-performance of Defective Work.

      Any Equipment, Facilities, or Work (whether EPCM Work or Project Work) that fails to meet the standards of SECMP, the standards set forth in
      Section 4.6 (d) - (h), or the standards set forth in any applicable Project Contract or Third Party Contract shall constitute "Defective Work" for all purposes under this Agreement. To the extent that the Defective Work was performed by the EPCM Contractor and the Owner notifies the EPCM Contractor in writing of such Defective Work prior to the expiration of the * month period following achievement of the Mechanical Completion Milestone, or prior to the expiration of the * month period following termination of this Agreement, if earlier, then the EPCM Contractor will expeditiously perform or re-perform the relevant Defective Work, including where applicable initiating and supervising the repair and/or replacement of any part of the Equipment or Facilities that constitute Defective Work. To the extent Defective Work or any part thereof has been re-performed by the EPCM Contractor, or repairs or modifications of Defective Work have been supervised by the EPCM Contractor during the performance testing, or pursuant to this Section 4.7, the * period to provide such notice shall be extended to include the * period immediately following the completion of such re-performance, repair or modification, not to exceed * months in total from achievement of the Mechanical Completion Milestone.

      (a) Re-performance due to EPCM Contractor Fault. Re-performance of Defective Work that is EPCM Work shall be performed at EPCM Contractor's own expense, including EPCM Contractor's labor costs. To the extent Defective Work is Project Work that was performed by a Project Contractor under the supervision of the EPCM Contractor (other than Defective Work performed by a Project Contractor that contains a defect that could not have been discovered by the EPCM Contractor overseeing or inspecting such work in accordance with the standards of SECMP), initiation and supervision of the re-performance of the Defective Work shall be performed at EPCM Contractor's own expense, including EPCM Contractor's labor costs. Notwithstanding anything in this Section 4.7, the EPCM Contractor shall not be required to perform any work, the value of which exceeds the EPCM Liability Limit for Defective Work. Project Contractors shall be required to re-perform Defective Work to the extent they are obligated under their respective Project Contracts and no application of the EPCM Liability Limit for Defective Work to EPCM Contractor's obligations shall affect or otherwise limit the obligations or liability of any Project Contractor. The Owner shall order and pay for any Equipment required to accomplish the re-performance of Defective Work in accordance with the terms of this Agreement. The Owner shall decide, in its discretion, whether to pay for any Project Contractor expense required to accomplish the re-performance of Defective Work, to the extent the event or condition requiring the re-performance was not the fault of such Project Contractor, or the Owner otherwise determines in its discretion that such payment is necessary for timely completion of the relevant portion of the Work; provided that the EPCM Contractor shall not in any event be required to pay any Project Contractor expenses incurred to re-perform Defective Work. Notwithstanding the provisions of this Section 4.7(a), in no event, shall any re-performance of Defective Work pursuant to this Section 4.7(a) result in an upward adjustment to the Target Price, the Target Schedule or the Phase II Base Fee, unless (i) EPCM Contractor's obligation to oversee re-performance of Defective Work performed by a Project Contractor requires a Change Order in accordance with the materiality provisions set forth in Article 6, (ii) the EPCM Liability Limit for Defective Work has been reached, as confirmed in accordance with Section 4.7(e) and the Owner desires to retain EPCM Contractor's services to remedy or supervise the remediation of Defective Work, in accordance with the terms of this Agreement, or
            (iii) the Owner otherwise agrees.

      (b) Re-performance due to Third Party Contractor Fault. Except to the extent that the EPCM Contractor may be at fault for the condition requiring the re-performance of any Defective Work that is Project Work that was performed by a Third Party Contractor, the EPCM Contractor's only obligation for such Third Party Contractor re-performance is to monitor and coordinate any re-performance required as if it were part of the original EPCM Work. The Owner shall reimburse the EPCM Contractor for any additional time spent monitoring and coordinating such Third Party Contractor re-performance pursuant to paragraph 1.1 of Schedule 3-B; provided that no changes shall be made to the Target Price, the Target Schedule or the Base Fee unless the additional work required of the EPCM Contractor meets the relevant materiality standards set forth in Article 6.

      (c) Re-performance by the Owner. Subject to the EPCM Liability Limit for Defective Work and notwithstanding the provisions of Section 3.4, if the EPCM Contractor does not promptly re-perform Defective Work (in the case of defective EPCM Work), or promptly initiate and supervise re-performance of Defective Work (in the case of defective Project
            Work), in each case as instructed by the Owner, or in an emergency where delay would cause serious risk of loss or damages, the Owner may correct or replace the Defective Work itself or engage another party to do so, without regard to whether the cost of correction by or on behalf of the Owner is greater or less than the cost for the EPCM Contractor to correct or replace the Defective Work. In such case the Owner's Re-performance Costs, as determined pursuant to
            Section 3.4, shall be paid by the EPCM Contractor and the Owner may deduct the amount of Owner's Re-performance Costs from any amount payable (other than amounts constituting the Base Fee) then or in the future by the Owner to the EPCM Contractor under this Agreement.

      (d) Acceptance of Defective Work. If the EPCM Contractor is unable or unwilling to re-perform or cause the re-performance of Defective Work, or if the Owner otherwise decides not to require re-performance, repair or replacement, the Owner may accept the Defective Work. In such event, the EPCM Contractor shall, subject to the EPCM Liability Limit for Defective Work, bear all direct costs attributable to Owner's evaluation of and determination to accept such Defective Work (to include but not be limited to fees and charges of engineers and other professionals). If any such acceptance occurs after the Final Completion Date, an appropriate amount reflecting the cost EPCM Contractor would have incurred to re-perform (or supervise re-performance of, as the case may be) the Defective Work, plus the additional costs incurred by the Owner as a ---- result of such Defective Work shall be paid by the EPCM Contractor, subject to the EPCM Liability Limit for Defective Work. If any such acceptance occurs prior to the Final Completion Date, a Change Order will be issued incorporating the necessary revisions with respect to the Defective Work, and the Target Price shall be adjusted downward by the amount reflecting the diminished value received, plus all direct costs attributable to Owner's evaluation of and determination to accept such Defective Work.

      (e) EPCM Liability Limit for Defective Work. The EPCM Liability Limit for Defective Work relates to the obligations and liability of the EPCM Contractor only and shall not in any way effect or limit the obligations and liability of Project Contractors. The EPCM Contractor shall give written notice to the Owner when EPCM Contractor has incurred costs to re-perform Defective Work equal to the EPCM Liability Limit for Defective Work, regardless of when such event takes place. Such notice shall set forth EPCM Contractor's calculations of the value of its re-performance and/or oversight of Defective Work, together with any other calculations or information necessary for the Owner to verify EPCM Contractor's assertions regarding the EPCM Liability Limit for Defective Work. The Owner shall have fifteen (15) days after receipt of EPCM Contractor's notice in which to provide the EPCM Contractor with a detailed statement setting forth any disagreement the Owner may have with EPCM Contractor's calculations or other assertions. Any disputes that are not resolved within five (5) days after delivery, if any, of Owner's detailed statement shall be resolved in accordance with the dispute resolution provisions of Article 13. In the event that the EPCM Liability Limit for Defective Work is reached prior to Final Acceptance pursuant to Section 18.1, the Owner may, by Change Order, retain EPCM Contractor's services to re-perform, supervise or monitor and coordinate, or continue re-performing, supervising or monitoring and coordinating Defective Work, thereby incorporating the additional work into the Scope of EPCM Work. In the event that the EPCM Liability Limit for Defective Work is reached after Final Acceptance pursuant to Section 18.1, any additional work (whether new work or re-performance of Defective Work) that the Owner desires the EPCM Contractor to undertake, shall constitute Additional Work under Section 19.1. The parties acknowledge that the dollar value associated with the EPCM Liability Limit for Defective Work will change with every payment made by the Owner to the EPCM Contractor pursuant to Schedule 3 and that once the EPCM Liability Limit for Defective Work is reached, it may be subsequently increased and reached again as a result of the EPCM Contractor receiving additional compensation under the Agreement. Therefore, any calculation of the EPCM Liability Limit for Defective Work shall take into consideration the most recent payments made by the Owner.

4.8   EPCM Contractor Duties as Agent.

      Acting in its capacity as Owner's agent with respect to the Project Contracts and the Project Contractors, the EPCM Contractor shall:

      (a) perform a commercially reasonable level of due diligence in accordance with the standards of SECMP to identify and procure the services of financially sound and capable Project Contractors, including obtaining references and performing any necessary interviews and submitting background and other pertinent information to the Owner for its review in connection with requesting Owner's pre-approval of each Project Contractor;

      (b) use all commercially reasonable efforts to negotiate Project Contracts on Owner's behalf that are fixed price contracts secured by bank guarantees and retention provisions, that include provisions for appointment of an agent by the Owner from time to time, assignment of the contract at the Owner's election, termination of the contract upon an event of termination under this Agreement, termination of the contract with or without cause by the Owner, unencumbered inspection rights of the Owner, discretionary rights of the Owner to dismiss employees of the Project Contractor, agreement to comply with the Equator Principles, vesting of ownership in any Data to the Owner upon creation, agreement to be joined in any arbitration proceeding brought pursuant to this Agreement, release of all liens, bonus incentives, and liquidated damages;

      (c) produce and submit to the Owner, written recommendations regarding equipment, materials and services to be purchased and preferred vendors. The EPCM Contractor shall not proceed beyond preparing a written recommendation unless and until the Owner has authorized EPCM Contractor to produce and issue a purchase order for a particular vendor for a particular piece of equipment, type and amount of material or service by signing EPCM Contractor's written recommendation regarding such equipment, material or service. The EPCM Contractor shall then be authorized to issue the purchase order for and coordinate the purchase of the specified equipment, material or service on Owner's behalf as Owner's agent. The EPCM Contractor shall not be authorized to issue any purchase orders in any other manner. The EPCM Contractor shall only use approved purchase order forms and shall not use or accept any other form of purchase order, or modify the approved form of purchase order in any material respect that will affect Owner's rights or obligations as to the vendor, including without limitation, the warranties obtained from the vendor for the benefit of the Owner, without the Owner's prior written approval;

      (d) obtain from vendors, contractors, subcontractors, manufacturers, and suppliers such undertakings with respect to their performance, and guaranties, indemnities or warranties against defects in workmanship, material and equipment which are standard within the industry and acceptable to the Owner; provided that the EPCM Contractor shall use all commercially reasonable efforts to obtain mechanical completion warranties on all equipment and performance guarantees of at least * percent (*%) of the delivered cost of all equipment, each to be effective for the earlier of * months after start-up or * months after shipping. Such undertakings and warranties shall be for the benefit of the Owner and fully assignable to any of Owner's assigns;

      (e) obtain from vendors, contractors, subcontractors, manufacturers, and suppliers Spanish translations of all instruction, procedures and training manuals or other written materials that are required to allow the work force at the Site to perform their duties;

      (f) coordinate, manage and oversee the care, custody and control of the Facilities as entrusted to the EPCM Contractor as Owner's agent in accordance with Section 2.6 and as entrusted to the various Project Contractors in accordance with their respective Project Contracts; and

      (g) assist the Owner in the enforcement of the undertakings and warranties of the Project Contractors and otherwise oversee, manage and enforce the terms of the Project Contracts.

4.9   Records.

      The EPCM Contractor shall keep and maintain, on a recognized and consistent accounting basis, in accordance with accounting practices and principles generally accepted in the United States ("US GAAP"), and as approved by the Owner, the following records and books relating specifically to the performance of the EPCM Work:

      (a)   EPCM Work performed;

      (b)   Project Work performed;

      (c) moneys expended by the EPCM Contractor in respect of EPCM Contractor's costs;

      (d)   liability incurred for costs or expenses;

      (e)   time charges (in respect of hours worked);

      (f)   taxes, levies, duties and assessments; and

      (g)   all other matters requiring proper records under this Agreement.

      The EPCM Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Agreement. The accounting and control systems shall be approved as satisfactory to the Owner. The Owner's accountants and/or internal auditors shall be afforded access to the EPCM Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers and other data relating to this Agreement in original form during usual business hours for all purposes related to progress of the Work, costs of changes or any other proper purposes under this Agreement. The Owner's accountants and/or internal auditors shall also be provided access to EPCM Contractor's computer systems with respect to such data and information. The Owner shall give the EPCM Contractor reasonable notice of such intended examinations. The EPCM Contractor shall maintain such books, records, and other documents for a period of five (5) years after the Final Completion Date.

4.10  Compliance with Law.

      The EPCM Contractor and its employees, agents and representatives shall comply with, and the EPCM Contractor shall manage and oversee compliance by the Project Contractors with the requirements of all applicable laws, regulations, orders and other requirements, including but not limited to those of all applicable foreign jurisdictions, provincial, district, U.S. federal and state laws, regulations, codes and standards made thereunder and to the lawful requirements of public, municipal and other authorities in any way affecting or applicable to the Work, the safety of the Facilities or the safety of persons on or in the vicinity of the Site. Without limiting the foregoing, the EPCM Contractor and its employees, agents and representatives shall also comply with, and the EPCM Contractor shall manage and oversee compliance by Project Contractors with all environmental laws, regulations, codes, permit requirements, or directives (including the Equator Principles) from any lawful authority possessing jurisdiction, applicable to or affecting the Work, the Facilities, or the Site and specifically including laws aimed at reclamation or restoration of the lands included within the Project, abatement of pollution, protection of the environment, protection of wildlife, ensuring public safety from environmental hazards, protection of cultural or historic resources (including laws governing the protection of the culture of the indigenous people), and management, storage or control of hazardous materials and substances as well as the release or potential release thereof. All of the Project Contracts negotiated, written, administered and/or entered into by the EPCM Contractor shall include express provisions to incorporate the substance of this Section 4.10.

4.11  Undertakings.

      The EPCM Contractor shall endeavor to obtain all inspections and furnish any bonds, undertakings or security deposits required under the terms of this Agreement or to obtain security to replace the Retention Escrow if the EPCM Contractor so elects, of a type and in an amount satisfactory to the Owner. Additionally, the EPCM Contractor shall require and coordinate with all Project Contractors to obtain all necessary and appropriate bonds, undertakings, and security deposits as required by the terms of this Agreement or as directed by the Owner. The EPCM Contractor shall be reimbursed for the cost of all inspections, bonds, undertakings, or security deposits that are incurred by it that are required under the terms of this Agreement, except those fees and costs required for the EPCM Contractor to comply with its obligations under Section 4.2, and fees and costs otherwise expressly assumed by the EPCM Contractor under this Agreement.

4.12  Safety.

      (a) The Owner and the EPCM Contractor shall take all reasonable steps to ensure the safety of all persons employed by the EPCM Contractor, any Project Contractor, and invitees thereof and any other person who enters the Site for any purpose relating to EPCM Contractor's carrying out its obligations hereunder, while upon the Site or in the Owner's provided accommodation and shall take no actions which endanger others in the performance of the Work. The EPCM Contractor shall, during the performance of the Work, comply and manage compliance by such parties with Site safety regulations, campsite rules, directives from the Owner and all applicable laws, ordinances or regulations relating to health and/or safety, including the Equator Principles. The EPCM Contractor shall develop and implement its own safety program at the Site which shall be coordinated and consistent with Owner's safety program and the EPCM Contractor shall cause each Project Contractor performing work at the Site to implement a comparable safety program.

      (b) Accident, injuries and illnesses which require medical attention greater than minor first aid and damage to Owner's property and fires shall be reported verbally to Owner's Representative at the time of the incident. The EPCM Contractor shall submit a written report in form and content satisfactory to the Owner detailing the incident within twenty-four (24) hours after each occurrence.

      (c) The EPCM Contractor shall maintain in form and content approved by the Owner, injury and illness statistics which shall be available for inspection by, and submitted to, the Owner upon its written request.

      (d) Each Project Contractor shall be required to provide its own first aid, emergency medical treatment and similar services for injuries, illnesses or accidents involving its respective employees, agents or representatives that occurs at the Job Site or in connection with the Work performed at the Site. The Owner shall furnish first aid, emergency medical treatment, medical evacuation and similar services for the employees of the EPCM Contractor (and medical evacuation services for employees of Project Contractors) for injuries, illnesses or accidents occurring at the Job Site or in connection with the EPCM Work or the Project Work, as applicable. In consideration of such treatment or services, the EPCM Contractor acknowledges that it assumes full and complete responsibility for all injuries and damages to any of its employees attributable in any way to such services provided by the Owner. Each Project Contract that is negotiated, written, administered and/or entered into by the EPCM Contractor shall incorporate the requirements set forth in the first sentence of this Section 4.12(d) and shall incorporate the substance of the foregoing sentence in the event that the Owner provides medical evacuation or other medical services on a "Good Samaritan" basis to any employee, agent or representative of a Project Contractor.

      (e) The EPCM Contractor shall notify the Owner, in writing, of the existence of any hazardous conditions, property or equipment at the Work Site which are not under EPCM Contractor's control and which become known to the EPCM Contractor; however, it shall be EPCM Contractor's responsibility to take all necessary precautions against injury to employees of the EPCM Contractor and Project Contractors or damage to the property of the EPCM Contractor or Project Contractors from such hazards until corrected by the responsible party.

      (f) The EPCM Contractor shall confine all persons employed by the EPCM Contractor and the Project Contractors and the agents and invitees thereof and any other person who enters the Site for any purpose relating to EPCM Contractor's carrying out its obligations hereunder to that portion of the Site where the Work is to be performed, to the routes to be designated by the Owner for ingress and egress thereto and to any other areas the Owner may expressly permit the EPCM Contractor to use. Within such areas, except those routes for ingress and egress over which the EPCM Contractor has no right of control, the EPCM Contractor shall provide safe means of access to all places in which such persons may at any time have occasion to be present.

      (g) The Owner reserves the right to direct that the Work be stopped at any time the Owner observes or becomes aware of any unsafe condition or unsafe practice involving any activity at the Site. All of the Project Contracts negotiated, written, administered and/or entered into by the EPCM Contractor shall include express provisions to incorporate the substance of this Section 4.12(g).

4.13  Rebates, Commissions, etc.

      The EPCM Contractor must remit to the Owner any commissions, rebates or other direct or indirect payment received by the EPCM Contractor from any third party in connection with the Work or this Agreement, including without limitation, purchase of Equipment and other materials, if the cost or fee on which the rebate or commission is being paid was a cost passed through to or reimbursable by the Owner.

4.14  Liens.

      The EPCM Contractor will promptly pay its employees and its vendors all amounts that are due and payable for which the Owner has made advances or reimbursements, except that the EPCM Contractor may, in good faith, contest any such claim. The EPCM Contractor will indemnify the Owner and hold it harmless against any liens which result from EPCM Contractor's failure to pay such amounts. In addition, should a lien be filed against the Work, the Facilities or any part thereof, as a result of EPCM Contractor's non-payment of any claim (including any claim contested in good faith), the EPCM Contractor shall immediately take all actions necessary to release the Work, the Facilities or any part thereof from such liens, including but not limited to posting a bond or paying funds into an appropriate court depository.

      The EPCM Contractor shall provide the Owner with a release of liens with respect to all Work Accepted by the Owner pursuant to Section 18.1 below. The EPCM Contractor shall also provide to the Owner a certified statement that all Project Contractors (including their respective materialmen) have been fully paid together with releases of all liens arising as a result of work performed or materials supplied from each Project Contractor, other than as contemplated by Section 18.1.

      In connection with any partial or progress payment made pursuant to this Agreement, the EPCM Contractor shall provide lien releases as to all Work to which such payment is applicable, to the extent of the payment.

4.15  Taxes.

      The EPCM Contractor and the Owner shall cooperate and work together so as to lawfully minimize tax liabilities accruing to each of them as a result of entering into or performing this Agreement. The EPCM Contractor shall not revise or alter any agreement with Project Contractors, suppliers or service providers or its method of performance of this Agreement in any manner that would adversely affect Owner's tax liability without Owner's prior written consent and Owner agrees to indemnify and hold the EPCM Contractor harmless with respect to any loss, cost, claim or expense related to any tax liability of the Owner.

      All payroll taxes, remittances and deductions for EPCM Contractor's employees or representatives shall be borne by the EPCM Contractor as part of its overhead. The EPCM Contractor shall not be responsible for any other taxes, value added taxes, levies, Bolivian withholding taxes, expatriate tax equalization, charges, duties or assessments in connection with the Work performed under this Agreement; provided that it shall be EPCM Contractor's obligation to identify and coordinate the payment of all such taxes, value added taxes, levies, charges, duties or assessments on behalf of the Owner.

      The EPCM Contractor hereby indemnifies and holds the Owner harmless from any liability arising from EPCM Contractor's failure to make or pay any payroll taxes, remittances or deductions for its employees or representatives.

      Without liability to the EPCM Contractor, the Owner shall have the right to withhold and remit to appropriate tax authorities all local or other taxes applicable to payments the Owner tenders to the EPCM Contractor pursuant to this Agreement, to the extent that such tax withholding is required by the government or political subdivision of any other state or country having jurisdiction over this Agreement.

4.16  Indemnity to Owner.

      Subject to the EPCM Liability Limit set forth in Section 4.29, the EPCM Contractor shall indemnify, defend and hold harmless the Owner, the Owner's affiliates and assignees, agents, officers, directors, independent consultants and employees from and against any and all claims, causes of action, liability, penalties, demands, liens, costs, damages, losses and expenses (including attorneys' fees and related legal expenses) (for purposes of this Section 4.16 and Section 5.4, collectively, "Liability") to the extent arising out of or in any way connected with EPCM Contractor's negligence, gross negligence or willful misconduct in performance of the EPCM Work hereunder, including (i) Liability imposed or claimed to be imposed by law or otherwise upon the Owner because of bodily injuries or illness, including death at any time resulting therefrom or damage to property (including any kind of damages to the environment from contamination or pollution or otherwise), which is sustained by any person or persons as a result of the negligence of the EPCM Contractor, or its employees or agents, or (ii) Liability for any fine, penalty, assessment or charge of any kind or nature for EPCM Contractor's violation of any applicable statute, regulation or lawful directive, except in those instances where the EPCM Contractor was directed by the Owner to take the action that resulted in the violation; provided, that (i) the EPCM Contractor shall have no liability for loss of profits, loss of interest, loss of production, costs of financing, consequential, special or incidental damages, whether claimed by the Owner or a third party, and
      (ii) the EPCM Contractor shall only be liable for environmental damage, contamination or pollution at the Work Site to the extent of any fine or penalty assessed against the EPCM Contractor as a result of the EPCM Contractor's negligent acts or omissions and shall not (other than for EPCM Contractor's obligation to re-perform Defective Work in accordance with Section 4.7) be liable for any clean up or remediation or associated costs for any such environmental damage, contamination or pollution. This indemnity shall apply as to any Liability arising, in whole or in part, out of the negligence or violation of any duty imposed, or claimed to be imposed, by a statute, ordinance, rules, regulation, or otherwise by law or this Agreement, on the part of the EPCM Contractor, or its employees or agents, but shall not apply as to any Liability to the extent caused by the negligence, gross negligence or willful misconduct of the Owner, its agents and employees. The EPCM Contractor hereby agrees to assist the Owner in any manner reasonably requested by the Owner with any matter for which indemnification is provided by this Section 4.16.

4.17  Subcontracting.

      The EPCM Contractor shall not subcontract any of its obligations under this Agreement except as provided in this Section 4.17. The EPCM Contractor may, upon prior written consent of the Owner which shall not be unreasonably withheld, have portions of the EPCM Work performed by its affiliated entities or their employees or contract employees. Notwithstanding the foregoing, EPCM Contractor may, without any additional formal written consent of Owner, have portions of the EPCM Work performed by the Pre-Approved Subcontractors. In appropriate circumstances, the EPCM Contractor may, upon prior written consent of the Owner which may be withheld in Owner's sole discretion, subcontract specified portions of the EPCM Work to non-affiliated subcontractors. In either such event the EPCM Contractor shall be responsible for all such EPCM Work and all actions taken by such affiliated entities or subcontractors, and the Owner shall have the right to look solely to the EPCM Contractor as if the EPCM Work was performed or the actions were taken by the EPCM Contractor for all purposes under this Agreement.

4.18  Suspension of Work.

      (a) The Owner may suspend the Work or any part of the Work for such time or times and in such manner and for such reason as the Owner in its absolute discretion may consider necessary and suspension shall be effected by written order to the EPCM Contractor; provided, that in an urgent situation the suspension order may be communicated to the EPCM Contractor's Representative orally with the delivery of the written order within 24 hours thereafter;

      (b) Should the EPCM Contractor wish to suspend the progress of the whole or any part of the Work it shall notify the Owner in accordance with this Section 4.18 and explain the reasons for the proposed suspension. The Owner shall thereupon, if it thinks it necessary or reasonable so to do, grant permission for a suspension of the whole or any part of the Work for such time or times as it may think fit; provided that the EPCM Contractor shall be authorized immediately to suspend any activity at the Site which in its reasonable judgment does not comply with the applicable safety requirements, so long as Owner's Representative is notified as soon as possible to assess and resolve the problem. The EPCM Contractor shall continue to perform any EPCM Work which is not suspended. The EPCM Contractor shall also take such steps as will protect and preserve the Work completed and as will permit recommencement of the Work when the period of suspension ends.

      (c) The Owner, as soon as it becomes aware that the reason for any suspension no longer exists, may direct the EPCM Contractor to recommence or cause Project Contractors to recommence the whole or the relevant part of the Work and the EPCM Contractor shall comply promptly with the direction. The EPCM Contractor shall advise the Owner promptly when the EPCM Contractor becomes aware of any subsequent change in the circumstances which originally led to a suspension so as to allow the Owner to evaluate whether the Work should recommence.

      (d) If the suspension is requested by the EPCM Contractor, or ordered by the Owner because of a material breach, default or negligent act or omission of the EPCM Contractor or any of its employees or agents that, based upon the standards of SECMP, justifies the suspension of the Work or any portion thereof, then:

            (i) any cost or expense incurred by the EPCM Contractor by reason of the suspension shall be borne and paid for by the EPCM Contractor (and shall not be reimbursable by the Owner);

            (ii) any cost or expense incurred by the Owner (including but not limited to the Owner's work force stand-down) by reason of the suspension shall be borne and paid for by the EPCM Contractor and the Owner may deduct the amount of such cost or expense from any amount payable (other than amounts constituting the Base Fee) then or in the future by the Owner to the EPCM Contractor under this Agreement; and

            (iii) any cost or expense incurred by the EPCM Contractor as a result of the suspension that would otherwise be Reimbursable Costs, shall not be reimbursed by the Owner.

      (e) If the suspension is due to a breach, default or negligent act or omission of the Owner or a Third Party Contractor, or an employee or agent thereof, or ordered by the Owner for economic reasons or factors within its control or for its convenience as per paragraph
            (a) above, then any cost or expense reasonably incurred by the EPCM Contractor as a result of the suspension shall be reimbursed by the Owner.

      (f) Both parties shall use their best efforts to mitigate the effects of suspension.

      When a suspension initiated by the Owner, other than at the request of the EPCM Contractor, equals or exceeds six (6) months, the EPCM Contractor may elect to treat such suspension as a termination by the Owner pursuant to
      Section 10.2 hereof, unless such suspension is due to a material breach, default or negligent act or omission of the EPCM Contractor or any of its employees or agents.

4.19  EPCM Contractor's Representative.

      (a) The EPCM Contractor shall appoint and thereafter maintain in an office designated by the Owner until the Final Completion Date, a representative (the "EPCM Contractor's Representative") being a person acceptable to the Owner and having authority to act on behalf of the EPCM Contractor and whose decisions shall be binding upon the EPCM Contractor in all matters pertaining to this Agreement. The EPCM Contractor shall notify the Owner of the proposed appointment and the exact scope of his authority. Within five (5) business days of receiving notice of the appointment, the Owner may object to the appointment and require the EPCM Contractor to appoint a different person. If the Owner fails to object within that five (5) business day period the EPCM Contractor's appointee shall be deemed accepted.

      (b) The EPCM Contractor's Representative shall have power to appoint deputies to exercise all or any of his functions and to terminate such appointments; provided that he shall notify the Owner in writing of any appointments or terminations and of any functions so delegated.

      (c) The EPCM Contractor's Representative shall coordinate with the Owner's Representative on all matters related to this Agreement.

4.20  Defense of Actions.

      Except where the issue is between the EPCM Contractor and the Owner, the EPCM Contractor shall, at the request of the Owner, assist in the defense of any action where any interest of the Owner is involved, provided that the Owner shall indemnify the EPCM Contractor for any necessary and proper costs or expenses incurred by the EPCM Contractor with the Owner's approval in so doing. Notwithstanding anything contained in this Section
      4.20 the EPCM Contractor shall not allow any consent order, consent judgment or consent verdict to be entered against the Owner without the approval of the Owner.

4.21  Compliance with Procedures.

      The EPCM Contractor and its employees, agents and representatives shall comply, and the EPCM Contractor shall manage and oversee compliance by the Project Contractors, with all requirements of the most current version of the Project Procedures Manuals which will include:

      o     Project Personnel Administration Procedures

      o     Project Safety and Environmental Management Policies

      o     Project Assignment and Relocation Procedures

      o     All applicable standards from the Project Design Criteria

      The Owner shall have the right to review, approve and monitor EPCM Contractor's implementation procedures and practices to assure compliance with the Project Procedures Manual. The EPCM Contractor acknowledges that procedures, design standards, documentation and other like matters will be developed or established during the performance of the EPCM Work and the EPCM Contractor agrees that all such procedures, design standards, documentation and other like matters are subject to approval by the Owner before implementation or use.

4.22  Environmental and Cultural Compliance and Protection.

      The EPCM Contractor shall conduct all operations at the Site in strict compliance with all applicable environmental laws, including laws related to the use, transport, storage or discharge of toxic or hazardous materials or waste, and the Equator Principles. The EPCM Contractor shall not be liable for any preexisting contamination, except to the extent such liability arises from the negligence or misconduct of the EPCM Contractor or its agents, employees or representatives, with respect to such preexisting contamination. Preexisting contamination is any hazardous or toxic substance or condition, which exists on Owner's property prior to the effective date of this Agreement or was or continues to be generated by the Owner by its operation of the Facilities or otherwise.

      If the EPCM Contractor encounters toxic or hazardous substances, the EPCM Contractor shall immediately stop Work in the vicinity thereof and report the matter to the Owner's Representative in order that the Owner can determine if there is a hazardous or toxic substance, and the party responsible therefor can take appropriate action, in consultation with the other, to minimize damage and remediate the condition.

      The EPCM Contractor understands that the Project is within the jurisdiction of certain governmental regulatory agencies and is subject to the conditions and restrictions set forth in the permits and authorizations governing such Work. Under no circumstances shall the EPCM Contractor, any employee, agent or representative of the EPCM Contractor, violate any laws, rules, regulations or conditions of the Project environmental action plan as required by the Bolivian Ministry of the Environment, and the Equator Principles, as applicable. The EPCM Contractor shall be strictly liable for any such violation. Specifically, the EPCM Contractor and its employees, agents and representatives shall not: (i) hunt or discharge firearms within the boundaries of the Site or on any other lands under Owner's possession or control or on which the EPCM Contractor is performing EPCM Work; (ii) harass, injure or destroy wildlife; (iii) unnecessarily damage trees, native shrubbery and vegetation; (iv) damage or remove without prior authorization of Owner's environmental manager objects or sites of archeological or possible archeological interest; or (v) interact with indigenous people in the vicinity of the Project in a manner which could adversely affect the Project. Any such violation shall result in the dismissal of the offending individual or individuals and other responsible parties. All of the Project Contracts negotiated, written, administered and/or entered into by the EPCM Contractor shall incorporate the substance of this Section 4.22.


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

4.23  Coordination of Work.

      The EPCM Contractor shall afford the Owner, Project Contractors and Third Party Contractors opportunity for the introduction and storage of their materials and the execution of their work, and shall properly coordinate all such work. If any part of the Work depends for proper execution or results upon the Project Work of the Owner or of a Third Party Contractor, the EPCM Contractor shall inspect such Project Work in accordance with the standards of SECMP and promptly report to the Owner any defects in such Project Work that render it unsuitable for such proper execution and result. To the extent that any defect that could not reasonably have been discovered by inspecting such Project Work in accordance with the standards of SECMP is subsequently discovered, the EPCM Contractor shall not be liable for costs arising from re-performance of any Project Work that has become Defective Work as the result of the undiscovered defect in the Project Work performed by the Owner or a Third Party Contractor, and the EPCM Contractor shall be reimbursed for any costs it incurs to re-perform, supervise or monitor and coordinate the re-performance of such Defective Work in accordance with Section 4.7(b). If the subsequent defect is one that should have been discovered by an inspection conducted in accordance with the standards of SECMP, re-performance of any Project Work that has become Defective Work as the result of the undiscovered defect in the work performed by the Owner or a Third Party Contractor, shall be governed by the provisions of Section 4.7(a).

4.24  Bribes and Kickbacks Prohibited.

      The EPCM Contractor agrees that it shall not pay or give anything of value either directly or indirectly to an official of any government for the purpose of influencing an act or decision in his official capacity, or inducing him to use his influence with the government to assist the EPCM Contractor in obtaining or retaining business for or with, or directing business to, any person. The EPCM Contractor further agrees that it will not pay or give anything of value to an employee of the Owner for the purpose of influencing any act or decision in his capacity to assist the EPCM Contractor in obtaining business with the Owner. The Owner covenants and represents that it does not desire and will not request any service or action by the EPCM Contractor which would or might constitute a request to influence any government official. The parties further recognize that the United States Foreign Corrupt Practices Act of 1977 (the "Act") may apply to the EPCM Work rendered under this Agreement. The Owner further covenants and represents that it does not desire and will not request any service or action by the EPCM Contractor which would or might constitute a violation of the Act or any other law of the United States or any other applicable jurisdiction.

      The EPCM Contractor agrees that it shall not include in the scope of work under any purchase order or subcontract, any work or services for which the EPCM Contractor is to receive payments from a supplier or subcontractor.

4.25  Key Employee Retention.

      The EPCM Contractor shall pay the Owner the amount of $250,000 as liquidated damages for loss of the service and expertise for each of the five named Key Employees set forth in Schedule 5, that are removed from the Project without the Owner's prior written consent. The EPCM Contractor shall not be obligated to make any such payment in the event that the removal is the result of (i) the death, incapacity, resignation from employment by the EPCM Contractor or its Affiliates, or retirement of the employee; (ii) a good faith request by the employee for a humanitarian transfer; (iii) EPCM Contractor's exercise of its obligations under any applicable state or federal law, or EPCM Contractor's written internal personnel disciplinary procedures to terminate the employee; or (iv) otherwise outside of EPCM Contractor's control; provided that nothing herein shall prevent the EPCM Contractor from offering superior candidates for the Owner's consideration. The EPCM Contractor recognizes that Owner's damages as a result of the removal of any of the Key Employees from the Project in violation of the terms of this provision are difficult or impossible to ascertain as of the date hereof and therefore agrees to the foregoing as a reasonable measure of Owner's damages. The Owner and the EPCM Contractor agree that the foregoing shall be Owner's sole remedy upon the removal of any of the Key Employees from the Project. The EPCM Contractor shall employ reasonable methods to retain the Key Employees and its other employees on the Project, including maintaining competitive compensation and benefits, and subject to Owner's prior approval of any reasonable change in EPCM Contractor's compensation structure for the purposes stated herein, the Owner and the EPCM Contractor shall cause, by Change Order, such change to be reflected in Schedule 3. The foregoing obligation shall apply only if the Key Employees are continuously employed on the Project, and the EPCM Contractor is compensated for their services in accordance with Schedule 3.

4.26  Retention Escrow.

      To secure against default in its performance under this Agreement, the EPCM Contractor has agreed to the retention of * percent (*%) of each payment made to the EPCM Contractor during performance of the Phase II EPCM Work, which amounts shall be paid by the Owner into an escrow account (the "Retention Escrow") maintained with an escrow agent that is a U.S. entity and that is mutually acceptable to the Owner and the EPCM Contractor (the "Escrow Agent"), pursuant to an escrow agreement (the "Escrow Agreement") in substantially the form of Schedule 7A-1. Interest on the funds so escrowed (at any given time, the "Escrowed Funds") shall become part of the Escrowed Funds for all purposes under this Agreement.

      The Escrowed Funds shall secure against abandonment of the Project by the EPCM Contractor, against the EPCM Contractor ceasing the EPCM Work for any reason other than a suspension or event of force majeure, and against any liability of EPCM Contractor under Section 4.29, each as contemplated by this Agreement. Upon achieving the Mechanical Completion Milestone, the EPCM Contractor shall become entitled to one-half of the Escrowed Funds. Upon the Final Completion Date, the EPCM Contractor shall become entitled to the remaining Escrowed Funds. In each case, the Owner shall promptly cause the Escrow Agent to distribute to the EPCM Contractor by wire transfer, the amount of funds to which the EPCM Contractor has become entitled, less the amount of Owner's reasonable estimate of any outstanding claim(s) for damages arising from abandonment of the Project by the EPCM Contractor, cessation of the EPCM Work other than as provided in this Agreement, and any outstanding claim(s) for damages arising from EPCM Contractor's liability under Section 4.29, which, as of such date, have not been fully and finally resolved.

4.27  Parent Company Guaranty.

      Within twenty-one (21) days after execution of this Agreement by the EPCM Contractor, the EPCM Contractor shall put in place the parent guaranty of EPCM Contractor's parent company, Aker Kvaerner ASA, in substantially the form of Schedule 7A-2 (the "Parent Guaranty"), to guarantee EPCM Contractor's performance and obligations under this Agreement. The Parent Guaranty shall be assignable to the project lenders as part of the security package for Project financing. Any re-structuring or other transaction or condition affecting Parent which results in a material decrease in the net worth of the Parent shall constitute a default under this Agreement, unless EPCM Contractor provides within ten (10) days thereafter, a substitute guarantor under the Parent Guaranty with net worth comparable to that of Parent as of the date hereof, that is reasonably acceptable to the Owner and the Senior Lenders. Additionally, the Parent Guaranty shall provide that Parent agrees to be joined in any arbitration proceeding brought under this Agreement pursuant to the provisions of Article 13.

4.28  Limitation of Liability for Defective Work.

      Notwithstanding any other provision of this Agreement, the EPCM Contractor shall not be required to make any expenditures in excess of the EPCM Liability Limit for Defective Work for its obligations to re-perform Defective Work pursuant to Section 4.7.

4.29  EPCM Liability Limit.

      (a) Excluding the EPCM Liability Limit for Defective Work and EPCM Contractor's liability for gross negligence or willful misconduct (whether in connection with indemnification obligations or otherwise), the EPCM Contractor's total aggregate liability to Owner under this Agreement or under any cause of action related to the subject matter of this Agreement, whether in contract, warranty, tort (including negligence), strict liability, products liability, professional liability, indemnity, contribution or any other cause of action, shall in no event exceed the EPCM Liability Limit. The "EPCM Liability Limit" shall be the sum of: *

      (b) The Owner agrees that all claims brought under the Agreement (other than claims for Defective Work and EPCM Contractor's liability for gross negligence or willful misconduct) not satisfied by the proceeds of the insurance policies that are furnished by or on behalf of EPCM Contractor pursuant to Schedule 6 shall be brought against Parent under the Parent Guaranty. The Owner shall bring each such claim by delivering written notice to the EPCM Contractor and Parent in accordance with Article 14, setting forth the nature and amount of the claim. If within thirty (30) days after delivery of such written notice, Parent has not satisfied such claim or entered into good faith negotiations to resolve the claim in accordance with
            Article 13, the Owner shall have an affirmative right to withdraw the amount of such claim from the Retention Escrow first, and then from the Incentive Pool. Notwithstanding the exhaustion of all amounts in the Retention Escrow or the amounts in the Retention Escrow and the Incentive Pool for any given claim that is not satisfied by Parent, Owner shall continue to have recourse against amounts subsequently retained in the Retention Escrow or accumulated in the Incentive Pool for the outstanding amount of such claim or future claims.

      (c)   The parties acknowledge and agree that the provisions of this
            Section 4.29 are meant to limit Owner's recovery only and shall not in any manner limit the amount of any claim brought by the Owner. The parties further acknowledge and agree that for any given claim, Owner's actual damages may exceed the EPCM Liability Limit and this
            Section 4.29 shall in no event be deemed to be a liquidated damages provision.

                                    ARTICLE 5
                               OWNER'S OBLIGATIONS

5.1   Owner's Representative.

      (a) On or prior to execution of this Agreement the Owner shall appoint and thereafter maintain at all times until the Final Completion Date, a representative (the "Owner's Representative") having authority to act on behalf of the Owner and whose decisions shall be binding upon the Owner in all matters pertaining to this Agreement.

      (b) The Owner's Representative shall have power to appoint deputies to exercise all or any of his functions and to terminate such appointments, provided that he shall notify the EPCM Contractor of any appointments or terminations and of any functions so delegated.

5.2   Permits.

      All permits that are required to be in the Owner's name for the commencement of the Work shall be obtained by the Owner. The Owner shall provide the EPCM Contractor with copies of such permits promptly after they are obtained.

5.3   Operations.

      Beginning with Precommissioning/Pre-Operational Testing and continuing through the Final Completion Date, the Owner shall be required to provide sufficient qualified operations staff to support EPCM Contractor's testing and commissioning obligation.

5.4   Indemnity to EPCM Contractor.

      The Owner shall indemnify, defend and hold harmless the EPCM Contractor, the EPCM Contractor's affiliates and assignees, agents, officers, directors, independent consultants and employees from and against any and all Liability to the extent arising out of or in any way connected with Owner's negligence, gross negligence or willful misconduct in performance of its obligations hereunder, including (i) Liability for any fine, penalty, assessment or charge of any kind or nature for EPCM Contractor's violation of any applicable statute, regulation or lawful directive in those instances where the EPCM Contractor was directed by the Owner to take the action that resulted in the violation, (ii) Liability for third party claims against the EPCM Contractor for loss of profits, loss of interest, loss of production, costs of financing, or consequential damages claimed by a third party, (iii) Liability for clean up or remediation of any environmental damage, contamination or pollution at the Work Site as a result of preexisting contamination, including but not limited to persons or property, except to the extent such liability arises from the negligence, misconduct or breach of a legal or contractual duty of the EPCM Contractor, its employees, agents or representatives; (iv) Liability arising from any use of the Data, Drawings, Project Specifications, documents, or other data by the Owner or any third party authorized by the Owner for any purpose other than in connection with the performance of the EPCM Work; and (v) Liability arising from compliance with any written instructions or approvals issued by the Owner which are issued against the written recommendation of the EPCM Contractor made in accordance with the standards of SECMP. This indemnity shall apply as to any Liability arising, in whole or in part, out of the negligence or violation of any duty imposed, or claimed to be imposed, by a statute, ordinance, rules, regulation, or otherwise by law or this Agreement, on the part of the Owner, or its employees or agents, but shall not apply as to any Liability to the extent caused by the negligence, gross negligence or willful misconduct of the EPCM Contractor, its employees or agents. The Owner hereby agrees to assist the EPCM Contractor in any manner reasonably requested by the EPCM Contractor with any matter for which indemnification is provided by this Section 5.4.

5.5   Payment.

      The Owner shall, in accordance with Article 7, timely pay the Base Fee and the other costs and expenses required to be paid by it to the EPCM Contractor that are not the subject of a good faith dispute pursuant to the terms of this Agreement. Failure to do so shall, subject to satisfaction of the notice requirements of Section 9.2, constitute an event of default in accordance with Section 9.2.


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

5.6   Letter of Credit.

      (a) On or prior to the Commencement Date of the Phase II EPCM Work, the Owner shall provide the EPCM Contractor with an irrevocable standby letter of credit (the "Letter of Credit") in form and substance reasonably acceptable to the EPCM Contractor. The Letter of Credit shall be from a first class United States bank acceptable to the EPCM Contractor and shall be in the principal amount of * dollars ($*). The Letter of Credit shall remain in full force and effect until thirty (30) days after achievement of the Mechanical Completion Milestone, regardless of the actual date the Mechanical Completion Milestone is achieved. Notwithstanding that the Letter of Credit will contain a date of final expiration, if thirty (30) days prior to such date, the Mechanical Completion Milestone has not been achieved, the Owner shall procure an extension of the validity of the Letter of Credit as required by this Section 5.6.

      (b) If the Owner has failed to make payment of any amounts due to the EPCM Contractor under this Agreement sixty (60) days after receipt of notice of failure to pay made in accordance with Section 9.2, and such amount is not the subject of a good faith dispute in accordance with Article 13, the EPCM Contractor shall be entitled to draw down such amounts from the Letter of Credit. Five business days prior to any such draw down, the EPCM Contractor shall deliver to the Owner a written notice of EPCM Contractor's intent to exercise its right to draw down amounts from the Letter of Credit, setting forth the amount that the EPCM Contractor has not been paid, supported by evidence of the amount due, and copies of prior invoices and/or notices given to the Owner regarding the amount due.

      (c) All costs related to the issuance and maintenance of the Letter of Credit shall be for the account of and borne by the Owner; provided that to the extent that any extension required by Section 5.6(a) is due to reasons for which the EPCM Contractor is solely responsible, the cost of the extension of the validity of the Letter of Credit shall be borne by the EPCM Contractor.

                                    ARTICLE 6
                                     CHANGES

6.1   Material Changes.

      Changes (whether as the result of a Change Order or otherwise) will not effect an adjustment to the Target Price, the Target Schedule or the Base Fee, unless such changes are material (as defined below) and satisfy the other conditions set forth in this Article 6.

      (a) For purposes of this Article 6, no change (whether as the result of a Change Order or otherwise) shall be deemed to be "material", unless such change involves an aggregate net increase or decrease of $* in expenditures, * billable man hours or a * day change to the Target Schedule as a result of such change.


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

      (b) In the event that a change (whether as the result of a Change Order or otherwise) meets the materiality threshold set forth in Section 6.1(a) and satisfies the other conditions set forth in this Article 6, such change shall be deemed a change in the Scope of EPCM Work, and the Target Price, Target Schedule and/or the Base Fee, as applicable, shall be modified accordingly.

      (c) In the event that a change (whether as the result of a Change Order or otherwise) does not meet the materiality threshold set forth in
            Section 6.1(a) or fails to satisfy the other conditions set forth in this Article 6, the EPCM Contractor shall be responsible to implement any such changes and the related Change Order(s) within the then current Target Price and the then current Target Schedule, and no adjustment shall be made to the Base Fee.

      (d) No changes whether material or not, will effect the rates of EPCM Contractor's Reimbursable Costs, as set forth in Schedule 3.

6.2   Changes to EPCM Work.

      The expressly-stated Scope of EPCM Work in this Agreement is descriptive and not necessarily definitive. The EPCM Contractor acknowledges that flowsheets, design criteria and other information provided by the Owner are not furnished as final specific requirements or recommendations and that the Owner is relying upon the EPCM Contractor to design the Facilities and perform the EPCM Work so as to produce reliable, functioning and cost-effective units, systems, and Facilities for the Project. Revisions and alterations in Facilities resulting from value engineering and other studies or from EPCM Contractor's recommendations in the course of performing the EPCM Work and changes requested by the Owner shall not be deemed a change in the Scope of EPCM Work unless they result in material changes in the disciplines involved, the manpower required of the EPCM Contractor or the Target Schedule. The following subsections of this Section 6.2 shall apply to matters which constitute a change in the Scope of EPCM Work:

      (a) The Owner may, by written order (each a "Change Order"), make or require changes of a major or minor scope in the Drawings or Project Specifications and any other matters relating to the Work and may require additional Work or the omission of portions of the Work ("Changes or Extra Work"). If the Owner proposes such changes, the EPCM Contractor shall, within seven (7) days, prepare and forward to the Owner a proposed cost estimate of the change prepared in accordance with Schedule 3-B, which shall also include the impact, if any, on the Target Schedule. The Owner may then elect to approve the Changes or Extra Work, in which case the EPCM Contractor shall perform the EPCM Work as so changed, the Owner may elect to perform such Changes or Extra Work itself or by a third party, or the Owner may elect not to make the change. The Owner shall advise the EPCM Contractor of its election within seven (7) days after receipt of EPCM Contractor's proposed cost estimate, and if the Owner elects to have the EPCM Contractor implement the change, the parties shall execute a Change Order documenting the Changes or Extra Work. The EPCM Contractor may propose changes by advising the Owner in writing that in the EPCM Contractor's opinion a change is necessary. If the Owner agrees, it shall so advise the EPCM Contractor and, thereafter, the change shall be handled as if initiated by the Owner.

      (b) If so directed in writing by the Owner, the EPCM Contractor shall promptly proceed with any change requested by the Owner prior to determining any adjustments to schedule or cost.

      (c) All reimbursement based upon cost pursuant to Schedule 3-B shall be supported by design office daily time sheets with the time charged for the Changes or Extra Work being separately and specifically identified, certified copies of pertinent payrolls, and invoices for outside services, equipment or materials.

      (d) The EPCM Contractor will report any changes to the Project or the Scope of Work as soon as they are known and will keep the Owner informed of the progress of any Change or Extra Work.

6.3   Target Schedule Adjustments.

      (a) The EPCM Contractor shall at all times take all necessary steps to ensure that the Work is performed in accordance with the Target Schedule and the provisions of this Agreement and that defined Milestones and completion dates are met.

      (b) The Target Schedule shall be adjusted upon the occurrence of any of the following changes to the EPCM Work that meet the materiality threshold of a * day change to the Target Schedule as set forth in
            Section 6.1(a) ("Schedule Adjusting Events"):

            (i)   any Owner-approved Changes or Extra Work pursuant to Section
                  6.2;

            (ii) any re-performance of Defective Work performed by a Project Contractor containing defects that could not have been discovered by the EPCM Contractor overseeing and inspecting the Work in accordance with the standards of SECMP;

            (iii) any re-performance of Defective Work performed by a Third
                  Party Contractor pursuant to Section 4.7(b);

            (iv) any breach of the provisions of this Agreement by the Owner or by any other act or omission on the part of the Owner;

            (v) suspension by the Owner of the Work or any part thereof or order by the Owner causing or directing any material alteration, amendment, omission, addition or other variation to or of the Facilities (except where such suspension or order is in consequence of the Work being Defective Work as defined in Section 4.7); or

            (vi)  occurrence of an event of force majeure pursuant to Section
                  12.3.

6.4   Target Price Adjustments.

      (a) The EPCM Contractor shall at all times take all necessary steps to ensure that the Work is performed within the Target Price.

      (b) The Target Price shall be adjusted upon the occurrence of any of the following changes to the EPCM Work that meet the materiality threshold of a $* expenditure or savings as set forth in Section 6.1(a) ("Price Adjusting Events"):

            (i)   any Owner-approved Changes or Extra Work pursuant to Section
                  6.2;

            (ii) any re-performance of Defective Work performed by a Project Contractor containing defects that could not have been discovered by the EPCM Contractor overseeing and inspecting the Work in accordance with the standards of SECMP;

            (iii) any re-performance of Defective Work performed by a Third
                  Party Contractor pursuant to Section 4.7(b);

            (iv) any breach of the provisions of this Agreement by the Owner or by any other act or omission on the part of the Owner;

            (v) suspension by the Owner of the Work or any part thereof or order by the Owner causing or directing any material alteration, amendment, omission, addition or other variation to or of the Facilities (except where such suspension or order is in consequence of the Work being Defective Work as defined in Section 4.7); or

            (vi)  occurrence of an event of force majeure pursuant to Section
                  12.3.

6.5   Base Fee Adjustments.

      (a) Changes to the Scope of EPCM Work as a result of value engineering proposed by the EPCM Contractor and approved by the Owner shall in no event result in a downward adjustment of the Base Fee.

      (b) The Base Fee shall be adjusted upwards or downwards upon the occurrence of any of the following changes to the EPCM Work that meet the materiality threshold of * billable man hours by EPCM Contractor's employees as set forth in Section 6.1(a) ("Fee Adjusting Events" and together with Schedule Adjusting Events and Price Adjusting Events, "Events"):

            (i)   any Owner-approved Changes or Extra Work pursuant to Section
                  6.2;

            (ii) any re-performance of Defective Work performed by a Project Contractor containing defects that could not have been discovered by the EPCM Contractor overseeing and inspecting the Work in accordance with the standards of SECMP;

            (iii) any re-performance of Defective Work performed by a Third
                  Party Contractor pursuant to Section 4.7(b);

            (iv) any breach of the provisions of this Agreement by the Owner or by any other act or omission on the part of the Owner;

            (v) suspension by the Owner of the Work or any part thereof or order by the Owner causing or directing any material alteration, amendment, omission, addition or other variation to or of the Facilities (except where such suspension or order is in consequence of the Work being Defective Work as defined in Section 4.7); or

            (vi)  occurrence of an event of force majeure pursuant to Section
                  12.3.

6.6   Adjustments Claims.

      (a) The EPCM Contractor shall make requests for adjustments to the Target Schedule, the Target Price or the Base Fee as follows:

            (i) as soon as possible but not more than fifteen (15) days after becoming aware of the occurrence of an Event, the EPCM Contractor shall give notice to Owner's Representative of the occurrence and nature of the Event, the anticipated ramifications of such Event and the steps taken by the EPCM Contractor to minimize the negative effects of the Event;

            (ii) within fifteen (15) days of giving notice of the Event, if the EPCM Contractor is of the opinion that a claim for an adjustment of the Target Schedule, the Target Price or the Base Fee is justified because of the Event, it shall make such a claim in writing to the Owner giving details of the proposed adjustment, all other facts on which the claim is based and the direct effect of the Event on the Target Schedule, the Target Price and/or the Base Fee, as applicable;

            (iii) the Owner shall consider the claim as soon as possible in accordance with the requirements of this Article 6 and may require the EPCM Contractor to supply further evidence to it as it may in its discretion require to confirm the details of the claim;

            (iv) within ten (10) days after the receipt of all the information that is reasonably necessary, the Owner shall notify the EPCM Contractor of any adjustment it agrees to be appropriate under the provisions of this Article 6 to the Target Schedule, the Target Price and/or the Base Fee, as applicable, as each may have previously been adjusted. In determining the appropriate extension, the Owner is authorized to take into consideration any reasonable alterations in the method or manner of performance of the Work, which could obviate in whole or in part any negative effects on the EPCM Work notwithstanding the Event alleged; and

            (v) Unless the EPCM Contractor has applied for an adjustment within the period and in the aforesaid manner and unless and until the Owner has adjusted the Target Schedule, the Target Price and/or the Base Fee, as applicable, the EPCM Contractor shall not by reason of any delay or additional cost arising from any Events be relieved in any way or to any extent from its obligations set out in this Article 6 above.

      (b) The EPCM Contractor shall make requests for downward adjustments to the Target Schedule or the Target Price by providing Owner's Representative notice of the occurrence of an Event that requires a downward adjustment, together with any evidence supporting such claim; provided, that the EPCM Contractor shall be obligated promptly to bring such Event to the attention of the Owner and to provide the Owner with any pertinent information regarding the Event.

                                    ARTICLE 7
                                    PAYMENTS

7.1   Payment Obligation.

      The Owner shall pay the EPCM Contractor the Base Fee, the Reimbursable Costs, discretionary incentive awards, safety bonuses and Incentive Pool Awards in accordance with Schedule 3-A for the Phase I EPCM Work and in accordance with Schedule 3-B for the Phase II EPCM Work.

7.2   Invoices.

      During performance of the Phase I EPCM Work, no later than fourteen (14) days after the end of each month, the EPCM Contractor shall submit to the Owner an invoice for payment, supported by evidence of the amount due to the Contractor for the prior month. During performance of the Phase II EPCM Work, no later than the fifteenth (15th) day of each month, the EPCM Contractor shall submit for the Owner's approval, an invoice including:

      (a) An estimate of the Reimbursable Costs under Schedule 3 to be incurred by the EPCM Contractor during the next month, together with a detailed calculation of the estimated wages/salaries of personnel, with position, rate and estimated manhours;

      (b) A complete statement of actual Reimbursable Costs incurred during the previous month, including a reconciliation of the estimated Reimbursable Costs paid for the previous month versus actual Reimbursable Costs incurred during the previous month, prepared in a form reasonably acceptable to the Owner and supported by records evidencing the actual Reimbursable Costs incurred.

      (c) Any base fee, discretionary award, safety incentive bonus, incentive pool awards or other fees under Schedule 3 earned by EPCM Contractor, with supporting documentation as appropriate to support entitlement to such fees.

7.3   Payments on Invoices.

      (a)   Subject to the Owner's right of withholding retention pursuant to
            Section 4.26, amounts properly billed in each invoice and owing under the Agreement shall be payable by the Owner to the EPCM Contractor no later than fifteen (15) days after the Owner has received such invoice and all documentation required under this Agreement.

      (b) Where there is a good faith dispute on the amount of any invoice, that portion of the amount which is not in dispute shall be certified by the Owner's Representative and paid in accordance with
            Section 7.3(a). The Owner's Representative shall provide the EPCM Contractor with a detailed statement explaining the amount and basis for the payment dispute within fifteen (15) days after the Owner has received the invoice. That portion which is under dispute shall be paid within fifteen (15) days after resolution of the dispute.

7.4   Interest on Late Payments.

      Payments properly due to either the Owner or the EPCM Contractor overdue for more than fourteen (14) days shall begin to bear interest at a rate of 1.5% above LIBOR on the date such payment becomes overdue and shall continue to bear such interest until paid.

7.5   Currency Exchange.

      Invoices that reflect billing in US dollars will be paid in US dollars. Invoices that reflect billing in any other foreign currency will be paid in such currency; provided that if the EPCM Contractor requests that a particular invoice or class of invoices be paid in US dollar equivalents, the Owner shall pay the EPCM Contractor the US dollar equivalent of such invoiced amount, calculated as of the date of the invoice.

      Specifically, US dollar equivalents for Chilean Peso costs will be calculated using the official "Dolar Observado" exchange rate, published daily by the Central Bank of Chile.

7.6   Final Payment.

      After the Final Completion Date, the resolution of outstanding Disputes between the Owner and the EPCM Contractor, if any, and the delivery of all documentation, as-built Drawings, lien releases, warranty assignments and other matters required by this Agreement, the Owner shall pay to the EPCM Contractor the balance due under this Agreement ("Final Payment"). The EPCM Contractor's acceptance of Final Payment shall constitute a waiver of any and all claims for payment against the Owner. Final Payment and acceptance thereof does not waive EPCM Contractor's warranties, obligation to re-perform Defective Work, or the various indemnity obligations of the parties provided for herein.


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

                                   ARTICLE 8
                     CERTIFICATION OF MECHANICAL COMPLETION

8.1   Certificate of Mechanical Completion.

      The EPCM Contractor shall give the Owner's Representative reasonable notice from time to time that Mechanical Completion is anticipated for a system or combination of systems. The EPCM Contractor shall give the Owner's Representative fourteen (14) days notice of the date upon which the EPCM Contractor anticipates that the Mechanical Completion Miletsone will be achieved.

      When the EPCM Contractor is of the opinion that Mechanical Completion has been achieved for the Facilities or any portion thereof, the EPCM Contractor shall in writing request the Owner's Representative to issue a certificate of Mechanical Completion (each, a "Certificate of Mechanical Completion"). Within fourteen (14) days of the receipt of the request, the Owner's Representative shall give to the EPCM Contractor and to the Owner a Certificate of Mechanical Completion stating the date of Mechanical Completion and describing the portion of the Facilities to which the certificate relates, or give the EPCM Contractor in writing the reasons for not issuing the certificate. The Mechanical Completion Milestone shall be deemed to have been met upon issuance of a final Certificate of Mechanical Completion relating to the final portion of the Facilities to have achieved Mechanical Completion. Issuance of a Certificate of Mechanical Completion shall constitute Owner's acknowledgement of and agreement with the Punch List Items relating to the Facilities, or any portion thereof, that is the subject of the Certificate.

8.2   Effect of Certificate.

      The issuance of a Certificate of Mechanical Completion shall not constitute approval of any work or other matter, nor shall it prejudice any claim by the Owner, nor shall it be binding upon the Senior Lenders for purposes of determining compliance with the performance test imposed by the Senior Lenders, which test shall be conducted within one year after Final Acceptance under Section 18.1.

                                   ARTICLE 9
                                EVENTS OF DEFAULT

9.1 As to the EPCM Contractor, any of the following shall constitute an event of default under this Agreement:

      (a) failure to perform or observe any of the material terms, conditions, covenants, conditions or provisions of this Agreement continuing beyond fifteen (15) days (or such longer period as is reasonably necessary to cure a curable default, provided that the EPCM Contractor commences to cure the default within the fifteen (15) day period and continues diligently until such default is cured) after receipt of notice of such failure to perform under the terms of this Agreement;

      (b)   after being given notice and an opportunity to cure as provided in
            Section 9.1(a) above, the EPCM Contractor (i) shall fail to make progress in the completion of the EPCM Work adequate to conform with the Target Schedule, (ii) shall fail to materially comply with the Project Specifications, (iii) shall abandon the Site or cease performing the EPCM Work for any reason other than a suspension or event of force majeure as contemplated by the terms of this Agreement, or (iv) shall fail to make prompt payments to its subcontractors or contract employees for materials or labor that are not subject to a good faith dispute;

      (c) any order is made or resolution is passed placing the EPCM Contractor in liquidation (provisional or otherwise) or a receiver and manager is appointed or takes possession of any assets of the EPCM Contractor or Parent or a resolution is passed having the effect of placing the EPCM Contractor under official management; or the EPCM Contractor or Parent files a petition in bankruptcy or is adjudicated insolvent or bankrupt; or admits in writing its inability to pay its debts as they mature; or petitions or applies to any tribunal for the appointment of a receiver or trustee or similar officer for the EPCM Contractor or Parent or any assets of the EPCM Contractor or Parent; or commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there is filed any such petition or application, or any such proceeding is commenced, against the EPCM Contractor or Parent that remains undismissed for a period of thirty (30) days or more; or the EPCM Contractor or Parent by any act or omission indicates its consent to, approval of or acquiescence in any such petition, application or proceeding, or the appointment of a receiver or trustee or similar officer for the EPCM Contractor or Parent or any assets of the EPCM Contractor or Parent; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against any assets of the EPCM Contractor or Parent and such judgment, writ or similar process shall not be released or vacated within thirty (30) days after its issue or levy;

      (d) the EPCM Contractor or Parent makes a general assignment for the benefit of its creditors or enters into any scheme or arrangement for such purpose or seeks to effect any compromise with its creditors other than a compromise in the ordinary course of its business;

      (e) the termination or repudiation of, the failure to maintain, or the occurrence of any default under the Parent Guaranty; or

      (f) the EPCM Contractor fails to maintain the required insurance set forth in Schedule 6.

9.2 As to the Owner, failure to perform or observe any of the material terms, conditions, covenants, conditions or provisions of this Agreement continuing beyond fifteen (15) days (or such longer period as is reasonably necessary to cure a curable default, provided that the Owner commences to cure the default within the fifteen (15) day period and continues diligently until such default is cured) after receipt of notice of such failure to perform under the terms of this Agreement, shall constitute an event of default under this Agreement.

                                   ARTICLE 10
                                   TERMINATION

10.1 The Owner shall have the right in its absolute discretion to terminate this Agreement with or without cause, in whole or in part, by giving written notice to the EPCM Contractor to that effect. Termination of this Agreement pursuant to this Section 10.1 shall become effective immediately after the written notice has been served on the EPCM Contractor.

10.2 If an event of force majeure prevents either party from materially performing its obligations or any part of its obligations under this Agreement for a continuous period of at least one hundred eighty (180) days after commencement of such force majeure, either party may terminate this Agreement or the relevant portions thereof; provided that any portions of this Agreement and the obligations thereunder that are not prevented by the event of force majeure shall remain in full force and effect as to both parties.

10.3 Upon receipt by the EPCM Contractor of a notice from the Owner terminating this Agreement or any part thereof, the EPCM Contractor shall immediately do all things reasonably possible to reduce expenses or costs to the Owner resulting from or related to such termination.

10.4 Upon termination pursuant to this Article 10, the EPCM Contractor shall be entitled to (i) reimbursement for all Reimbursable Costs incurred by the EPCM Contractor as of the date of termination, (ii) the amount of the Base Fee which has been earned as of the date of termination, as determined on an Earned Value basis, (iii) any safety incentive bonus that has been earned as of the date of termination and not previously paid, and (iv) the EPCM Contractor's reasonable out-of-pocket demobilization costs and expenses; provided that EPCM Contractor's demobilization costs shall be offset by the additional incremental costs incurred by the Owner in replacing the EPCM Contractor if at the time the Owner terminates this Agreement the EPCM Contractor is in material default of this Agreement in accordance with Section 9.1. In the event of a termination of this Agreement, the EPCM Contractor shall not be entitled to any sum accumulated in the Incentive Pool, unless the Mechanical Completion Milestone has been achieved prior to the termination of this Agreement, in which case awards from the Incentive Pool shall be paid out in accordance with Schedule 3-B.

10.5 In the event of termination pursuant to this Article 10, the Owner or any contractor subsequently appointed by the Owner may, without prejudice to any other right or remedy under this Agreement, take possession of all aspects of the EPCM Work, the Facilities and any equipment, material, tools and appliances thereon and finish the EPCM Work, or any part of it, by whatever method the Owner may deem expedient and all associated drawings, studies, specifications, and digital and other files and documents related to the Project and the Work shall be delivered to the Owner or its designee promptly upon receipt of the termination notice.

10.6 The Owner will not be liable to the EPCM Contractor for any claims by the EPCM Contractor for loss of anticipated profits or damages for, or on account of, or arising from, any termination of this Agreement effected in accordance with the provisions of this Agreement.

10.7 Notwithstanding anything contained in this Article 10, the EPCM Contractor shall, in accordance with this Agreement, complete any part of this Agreement not terminated and any EPCM Work required thereby, if any.

10.8 Termination under Section 10.1 or 10.2 shall not constitute an election of remedies, nor shall it otherwise limit the Owner's right to pursue any action against the EPCM Contractor in accordance with the terms of this Agreement to recover any damages or pursue any other remedy available to the Owner as a result of any default by the EPCM Contractor. Any retention or payment of moneys due to the EPCM Contractor by the Owner will not release the EPCM Contractor from liability for default.

10.9  Notwithstanding termination of the EPCM Work under the provisions of
      Section 10.1 or 10.2, there shall survive and remain in effect all of EPCM Contractor's continuing obligations, warranties and indemnities with respect to portions of the EPCM Work previously undertaken and/or completed hereunder, including without limitation, re-performance of Defective Work that is EPCM Work in accordance with Section 4.7.

                                   ARTICLE 11
                                 CONFIDENTIALITY

11.1 All materials, data, specifications, drawings, inventions, documents, or other information in any written or electronic form furnished by the Owner to the EPCM Contractor and all materials or information which become the property of the Owner pursuant to Section 4.3(b) hereof, are proprietary to the Owner and confidential. The EPCM Contractor shall take all reasonable measures to ensure the confidentiality of such information. The EPCM Contractor agrees that it will not divulge to any third party any written or electronic information described above in this Section 11.1, or any information obtained by any other means, which relates to the technical or business activities of the Owner or Owner's affiliates, the Site or the Work, except as provided below:

      (a) The Owner or its Affiliates publish such information through general nonproprietary sources;

      (b) The EPCM Contractor held such information in its rightful possession prior to the commencement of any EPCM Work under this Agreement, and no restrictions exist on the dissemination of such information; or

      (c) The EPCM Contractor has received express written authorization from the Owner to divulge such information to fulfill its obligations under this Agreement.

      Should the EPCM Contractor receive approval from the Owner to divulge information to its agents, representatives, or other third parties pursuant to Section 11.1(c) hereof, then the EPCM Contractor agrees to ensure the confidentiality of such information while in their possession and obtain a confidentiality agreement signed by the party receiving the information which is similar in substance to this Section 11.1 and acceptable to the Owner, prior to the release of the information to that party.


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

11.2 The EPCM Contractor acknowledges that all information made available to it by the Owner is an important asset of the Owner and that the Owner shall be entitled to the remedies of injunction and/or specific performance in addition to all other remedies available at law or equity in the event of actual or threatened unauthorized disclosure of such information by the EPCM Contractor in violation of the terms of this Agreement.

11.3 The EPCM Contractor shall not make any public announcements or issue any press releases regarding this Agreement, its terms or EPCM Contractor's involvement in the Project without obtaining Owner's prior written consent, which shall not be unreasonably withheld.

                                   ARTICLE 12
                                  FORCE MAJEURE

12.1 If either party is or will be rendered unable by force majeure, as defined in Section 12.2 below, to perform wholly or in part any obligation under this Agreement, it shall give to the other party, as soon as possible, but in any event within five (5) days after becoming aware of such force majeure, written notice of such force majeure with full particulars thereof and the probable extent to which it will be unable to perform or be delayed in performing such obligation whereupon, except for the obligation to pay monies due under this Agreement, such obligation of the party giving notice shall be suspended so far and so long as it is affected by such force majeure. The party giving the notice shall use its best endeavors to mitigate the effects of such force majeure and shall keep the other party informed of all developments in relation thereto and, in particular, give immediate notice of the cessation of the event of force majeure.

12.2 The term "force majeure" shall mean an act of God, unforeseeably adverse weather conditions including cyclones, tornadoes, storms, earthquakes, floods, volcanic activity, fire, explosion, expropriation, act of a public enemy or terrorist, war, revolution, riot, insurrection, governmental restraint, physical or man-made roadblocks continuing beyond three (3) days, labor disputes (including without limitation, strikes, interruptions, lock outs or other similar actions) not within EPCM Contractor's reasonable control, and any other cause or event which is not within the reasonable control of the party claiming force majeure; provided, however, that any failure by a Project Contractor to perform its obligations under its Project Contract or purchase order with the EPCM Contractor that is not as a result of a force majeure event under such Project Contract, shall be deemed to be within the control of the EPCM Contractor. Financial difficulty shall not be considered a cause beyond a party's control.

12.3 Where a force majeure event impacts the Target Schedule, the Target Schedule shall be adjusted to the minimum extent necessary pursuant to
      Section 6.3 to account for any force majeure delay, the Owner shall, subject to the materiality provisions of Section 6.1, reimburse the EPCM Contractor its reasonable costs, calculated pursuant to Schedule 3, necessarily and unavoidably incurred during the force majeure event or incurred in the exercise of reasonable diligence to avoid or mitigate a force majeure event. Additional costs shall be subject to the Owner's prior approval in writing.


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

12.4 A party in default may not invoke an event of force majeure commencing subsequent to such default as an excuse therefor. In the event of a default, however, as to which the EPCM Contractor has received notice and commenced a cure, the period during which such cure is to be effected shall be extended to the extent performance is delayed by an event of force majeure.

12.5 All of the Project Contracts negotiated, written, administered and/or entered into by the EPCM Contractor shall incorporate the substance of this Article 12, including without limitation, the definition of "force majeure" as set forth in Section 12.2.

                                   ARTICLE 13
                                    DISPUTES

13.1  Scope of Liability.

      The EPCM Contractor and the Owner shall not be entitled to claim against each other, and the EPCM Contractor and the Owner shall not be liable to each other in tort or contract, except as specifically provided in this Agreement.

13.2  Matters Affected.

      Any claim arising out of or attributable to the interpretation or performance of this Agreement which cannot be resolved by negotiation shall be considered a dispute within the meaning of this Article 13 (each, a "Dispute").

13.3  Notice of Dispute.

      A party to this Agreement claiming that a Dispute has arisen under this Agreement must give written notice to the other party's Representative nominated under this Agreement within twenty-one (21) days of becoming aware of the event or condition giving rise to the Dispute.

13.4  Investigation and Negotiation.

      The Representatives must seek to resolve the Dispute within ten (10) days after notice is given pursuant to Section 13.3, following whatever investigation each deems appropriate.

13.5  Dispute Resolution Process.

      (a) If the Dispute is not resolved by the Representatives within the allotted ten (10) days, then the parties shall promptly prepare and exchange memoranda stating the issues in dispute and their respective positions, summarizing negotiations that have taken place and attaching relevant documents.

      (b) Such memoranda shall promptly be submitted to the Senior Management of each party who, in turn, shall promptly but in no event more than fifteen (15) days after the period in which the Representatives failed to resolve the Dispute under Section 13.5(a), meet for negotiations at a mutually agreed time and place. "Senior Management" shall mean one or more executives of the party having a position at least equal to a vice-president or corporate sponsor of the party with respect to the Project. Project Managers or persons whose primary responsibility relates to the Project or the Work hereunder shall not be deemed Senior Management for purposes of this
            Section 13.5.

      (c) If the Dispute has not been resolved within ten (10) calendar days of the commencement of the negotiations between Senior Management of the parties, either party shall thereafter be free to seek redress via the arbitration procedures outlined in this Article 13 by filing a notice of demand for arbitration with the American Arbitration Association in Denver, Colorado and with the other party.

      (d) Any Dispute arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, as in force at the time of the Dispute, subject to the express provisions herein.

            (i) For all Disputes involving a good faith claim exceeding $1,000,000, the number of arbitrators shall be three. Each party shall appoint one arbitrator within fifteen (15) days of receiving notice of the arbitration proceeding, and the two arbitrators selected by the parties shall appoint the third arbitrator. Absent agreement by the arbitrators appointed by the parties within fifteen (15) days after their appointment, the third arbitrator shall be appointed by the American Arbitration Association.

            (ii) For all Disputes involving a good faith claim for less than $1,000,000, the number of arbitrators shall be one, and the sole arbitrator shall be an arbitrator that is independent of both parties and appointed by the American Arbitration Association in accordance with the provisions of this Section 13.5.

            (iii) Each arbitrator selected (whether by the parties or the
                  American Arbitration Association) shall be qualified, knowledgeable and experienced as to the subject matter of the issue or issues to be arbitrated and shall have at least 5 years of relevant industry experience.

            (iv) Disputes arising under this Agreement shall be resolved solely by arbitration pursuant to this Article 13. The place of arbitration, if not otherwise agreed by the parties, shall be Denver, Colorado, U.S.A. The language to be used in the arbitral proceedings shall be English.


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

            (v) Each party shall bear its own costs and expenses incurred in connection with a Dispute and the arbitral tribunal shall not have any power to award attorneys or other fees or costs to the prevailing party.

            (vi) The award and all decisions of an arbitral tribunal shall be final and binding upon the parties and reviewable only in accordance with the provisions of the Uniform Arbitration Act, as adopted by the State of Colorado. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

13.6  Joinder of Other Parties.

      Any arbitration proceeding arising out of or relating to this Agreement, the Project, the Work, or the breach thereof may include by consolidation, joinder or in any other manner, at the option of either the Owner or the EPCM Contractor, any other entities or persons whom it believes to be substantially involved in a common question of fact or law, including but not limited to Project Contractors, Third Party Contractors and the Parent. All of the Project Contracts negotiated, written, administered and/or entered into by the EPCM Contractor and all Third Party Contracts entered into by the Owner with Third Party Contractors shall include express provisions to incorporate the substance of this Section 13.6.

13.7  Continuation of Performance.

      Unless otherwise agreed in writing, and notwithstanding any other rights or obligations of either of the parties under this Agreement, the EPCM Contractor shall continue to perform the EPCM Work in accordance with this Agreement during the pendency of any Dispute or arbitration proceeding to resolve any Dispute and the Owner shall continue to make payments to the EPCM Contractor in accordance with this Agreement. The Owner shall be under no obligation, however, to make payments to the EPCM Contractor on or against the subject matter of such Disputes during the pendency of any arbitration or other proceeding to resolve such Dispute.

13.8  Arbitrations under Other Contracts.

      The EPCM Contractor may be joined, and hereby consents to any such joinder, as a party to any arbitration commenced under Project Contracts or any contract between the Owner and any Third Party Contractor performing work in connection with the Project.

13.9  Equitable Relief.

      Nothing herein shall prevent either party from seeking injunctive or other interim or provisional relief from a court of competent jurisdiction on the grounds that relief would not otherwise be available via the dispute resolution procedures of this Article 13; provided that the parties hereby agree that any arbitral tribunal convened pursuant to this Article 13 shall be authorized to consider and address the continuance, modification or termination of such relief and such an order of any properly convened arbitral tribunal shall be binding on the parties.


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

                                   ARTICLE 14
                                     NOTICES

14.1 All notices, instructions, approvals, consents and requests from one party to the other required or permitted under this Agreement shall be in writing and delivered personally or sent by overnight express mail or courier (excluding ordinary mail) or sent by facsimile, as follows:

                           To the Owner:

                           Minera San Cristobal S.A.
                           c/o Apex Silver Mines Corporation
                           1700 Lincoln Street
                           Suite 3050
                           Denver, Colorado USA 80203
                           Attn:  Michael F. Shaw
                           Facsimile: (303) 839-5907       Phone: (303) 839-5060

                           cc: Owner's Representative (in accordance with Schedule 5)

                           To the EPCM Contractor:

                           Aker Kvaerner Metals, Inc.
                           7909 Parkwood Circle Drive
                           Houston, Texas USA 77036
                           Attn:  Jim McGrath
                           Facsimile: (713) 270-2361       Phone: (713) 270-2374

                           cc:  EPCM Contractor's Representative (in
                                accordance with Schedule 5)

      or to such other address as either of the parties shall specify by notice as provided in this Section 14.1 from time to time.

14.2  All such notices and communications shall be deemed received:

      (a)   if delivered personally, upon delivery,

      (b)   if by overnight express mail or courier, upon receipt,

      (c) if sent by facsimile, when transmitted to the specified facsimile number and confirmation of receipt is obtained.


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

14.3 Without prejudice to any other authority, any notice, instruction, approval, consent or request given over the hand of the Owner's Representative or over the hand of the EPCM Contractor's Representative or a person to whom either of them has delegated the authority in writing shall be deemed to be properly authorized.

                                   ARTICLE 15
                               INSURANCE; SURETIES

15.1 The insurance and the related obligations required of the Owner and the EPCM Contractor are set forth in Schedule 6.

15.2 The Owner shall furnish the EPCM Contractor and the EPCM Contractor shall furnish the Owner with certificates of insurance from acceptable insurers confirming the existence and renewal of each policy of insurance required by Schedule 6. Such certificates shall provide that written notice shall be given to the EPCM Contractor and the Owner thirty (30) calendar days prior to cancellation. Furthermore, the EPCM Contractor shall promptly notify the Owner upon becoming aware of any material change to any policy and upon becoming aware that any policy is in jeopardy of not being, or has not been, renewed upon substantially the terms in place as of the immediately preceding insurance period.

      (a) Subject to the provisions of Section 4.29 and 4.30, obtaining the insurance required by Schedule 6 shall not in any way limit, alter or affect the liability and obligations of the EPCM Contractor under this Agreement.

      (b) The examination by either party of any insurance effected under the terms of this Agreement is without prejudice to their rights under this Agreement, and shall not be construed as a waiver by either party of the obligations imposed by this Agreement to obtain insurance or an admission that either party has fulfilled its obligation to insure under this Agreement.

      (c) If the EPCM Contractor fails to maintain the insurance as set forth herein, the Owner shall have the right, but not the obligation, to purchase said insurance at the EPCM Contractor's expense.

      (d) The EPCM Contractor agrees to cooperate with the Owner as to any changes in or additions to the foregoing insurance provisions made necessary by requirements imposed by the Senior Lenders, provided that any resulting costs of increased coverage shall be reimbursable by the Owner and provided further that no such requirements shall materially adversely affect EPCM Contractor's risk exposure, such determination to be made in EPCM Contractor's reasonable discretion.


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

15.3 The sureties and other security required of the EPCM Contractor are set forth in Schedule 7.

                                   ARTICLE 16
                                   ASSIGNMENT

16.1 (a) The Owner may grant, assign or transfer all or any of its rights and obligations under this Agreement to an assignee or transferee of all or an equivalent portion of its interest in the Project contemporaneously with such grant, assignment or transfer; provided, however, no such grant, assignment or transfer shall adversely affect, diminish or impair EPCM Contractor's rights nor its financial interests under this Agreement. Notwithstanding the foregoing, the Owner shall be entitled to grant, transfer and assign to the Senior Lenders, as defined below, and any other secured parties under the Project financing documents (or the trustee acting on behalf of such Senior Lenders and secured parties), by way of security, all right, title and interest that the Owner now has or which shall hereafter arise in and to this Agreement and all amounts due and to become due to the Owner hereunder or in respect hereof and all claims resulting from any failure of performance or compliance with any of the provisions of this Agreement, together with full power and authority, in their own name or in the name of the Owner or otherwise, to enforce this Agreement against the EPCM Contractor and to collect, receive and give receipts and releases of such amounts. The EPCM Contractor irrevocably consents to and hereby acknowledges such grant, transfer and assignment. "Senior Lenders" shall mean lenders providing secured financing to the Owner for the purpose of developing the Project, and any extensions, renewals, rollovers or replacements of such financing. In the event of any such collateral assignment for the benefit of any lender, the EPCM Contractor agrees to execute such acknowledgments of the assignment and estoppel certificates and other instruments confirming this Agreement as the lenders request.

      (b) The EPCM Contractor may, upon receipt of Owner's prior written consent, grant, assign or transfer its rights and obligations under this Agreement to a successor in interest, by merger, consolidation, sale, transfer or otherwise, in which a successor in interest acquires all or substantially all of the assets and business (including the assets and business necessary to perform this Agreement) of the EPCM Contractor, and in the case of such a merger, consolidation, sale and transfer, this Agreement shall be transferred and assigned to such successor in interest. The Owner's consent to an assignment pursuant to this Section 16.1 shall not be unreasonably withheld so long as the successor in interest is capable of and expressly assumes the performance of the EPCM Work and EPCM Contractor's other obligations (including the Parent Guaranty) arising under and in the manner required by the terms of this Agreement.


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

                                   ARTICLE 17
                               TITLE; RISK OF LOSS

17.1  Ownership of Goods.

      Title of all equipment, materials and supplies ("Goods") for incorporation into the Work, shall vest in the Owner. All of the Project Contracts negotiated, written, entered into and/or administered by the EPCM Contractor shall incorporate the substance of this Section 17.1.

17.2  EPCM Contractor's Duty of Care.

      In accordance with the standards of SECMP, the EPCM Contractor shall take all commercially reasonable precautions against loss of or damage to the Facilities, the Equipment, the Goods and any other machinery, tools, materials or property used to perform the Work or to be incorporated into the Facilities under its control. EPCM Contractor's duty of care under this Section 17.2 shall continue until the date that care, custody and control of the Facilities or any portion thereof has been effectively transferred to, or control effectively assumed by, the Owner in accordance with Section 2.6; provided that the duty of care provided by this Section
      17.2 shall revert to the EPCM Contractor during any periods in which the EPCM Contractor re-performs Defective Work.

                                   ARTICLE 18
                                   ACCEPTANCE

18.1 When the EPCM Contractor has completed the EPCM Work, or any separable portion thereof, including all performance tests required by and in the manner set forth in Appendix 4 to Schedule 2, the EPCM Contractor shall notify the Owner in writing within forty-eight (48) hours. The Owner will then promptly schedule a final inspection with the EPCM Contractor and will promptly thereafter notify the EPCM Contractor in writing of all particulars in which this inspection reveals that the Work is incomplete or defective. The EPCM Contractor shall promptly take such measures as are necessary to remedy such deficiencies and place the Work in full compliance with this Agreement, including completing Punch List Items. In addition to completion of the required performance tests, completion and final inspection of all corrections and Punch List Items to the reasonable satisfaction of the Owner, Owner's Acceptance of the completed Facilities shall be expressly conditioned upon the release of all liens against the completed Facilities, other than liens which the Owner and the EPCM Contractor have mutually agreed are subject to dispute. Promptly after satisfaction of the conditions set forth in this Section 18.1, the completed Work or any separable portion thereof, shall be accepted by the Owner in writing (each such written acceptance, an "Acceptance Certificate"). "Final Acceptance" shall be deemed to have occurred upon acceptance of all of the Facilities by the Owner. Neither Acceptance nor taking possession of the completed Facilities by the Owner shall constitute a waiver of the EPCM Contractor's warranties, obligation to re-perform Defective Work under Section 4.7 above or the various indemnity provisions herein.


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

                                   ARTICLE 19
                                 ADDITIONAL WORK

19.1 Nothing in this Agreement shall prevent the Owner from identifying other punch list items or additional work ("Additional Work") that is, absent a Change Order incorporating such Additional Work, outside the Scope of EPCM Work contemplated by this Agreement. The Owner may, in its sole discretion, contract with the EPCM Contractor or any Third Party Contractor to perform the Additional Work. Except to the extent incorporated into the Scope of EPCM Work via Change Order, completion of Additional Work shall not be a pre-condition to the achievement of any of the Milestones or the granting by the Owner of any acceptance or approval required by the terms of this Agreement.

                                   ARTICLE 20
                                  MISCELLANEOUS

20.1  Survival.

      Except as expressly limited herein, all representations, warranties, agreements, indemnities and obligations of the parties under this Agreement shall survive completion of the Facilities or termination of this Agreement.

20.2  Severability.

      If any provision of this Agreement or any portion of a provision of this Agreement is declared by any tribunal or court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions or the remaining portions thereof. On the contrary, such remaining provisions or portions thereof shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions or portions thereof never had been inserted in this Agreement.

20.3  Exclusion of Consequential Damages.

      Notwithstanding any other provisions in this Agreement to the contrary, the Owner and the EPCM Contractor shall not be liable in contract, tort, strict liability, warranty or otherwise, for any special, incidental or consequential damages, such as, but not limited to, delay, disruption, loss of product, loss of anticipated profits or revenue, loss of use of equipment or systems, non-operation or increased expense of operation of other equipment or systems, cost of capital, cost of purchased or replacement equipment, systems or power and cost of real estate. EPCM Contractor's liability for Defective Work shall be limited to re-performance at its own cost in accordance with and subject to the limits stated in this Agreement. The EPCM Contractor shall not be liable for any other re-work, including but not limited to re-construction, equipment replacement or material re-supply, other than as provided in paragraph 4.1 of Schedule 3-B. These limitations shall survive the termination or conclusion of this Agreement. Claims resulting from personal injury or death, or from damage to property, shall not be deemed consequential damages for purposes of the disclaimer of liability set forth in this Section 20.3, except to the extent such claims may include claims for consequential damages.


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

20.4  Exclusive Remedies.

      The remedies expressed in this Agreement shall be the exclusive remedies with respect to any and all liabilities or claims arising under or in any manner related to this Agreement.

20.5  Governing Law; Jurisdiction.

      The Agreement shall be governed, interpreted, and enforced in accordance with the laws of the State of Colorado, U.S.A. The parties hereby submit to the jurisdiction of the federal and state courts of the State of Colorado and agree that the courts of the State of Colorado shall be a proper forum for actions for temporary or injunctive relief under Section
      13.9 and for entry of judgment enforcing or confirming an arbitration award under this Agreement. All of the Project Contracts which are negotiated, written, entered into and/or administered by the EPCM Contractor shall incorporate the substance of this Section 20.5.

20.6  Waiver.

      None of the terms or conditions of this Agreement shall be considered waived by the Owner unless such waiver is given in writing by the Owner. No such waiver shall be a waiver of any past or future default, breach, or modification of any of the conditions of this Agreement unless expressly stipulated in such waiver.

20.7  Relationship.

      The Owner and the EPCM Contractor each acknowledge and agree, that while this Agreement anticipates that the EPCM Contractor will act in the capacity as Owner's agent for the purpose of overseeing and managing the Project Contracts and the Project Contractors, it is not the purpose or intention of this Agreement to create a joint venture, partnership, mining partnership or employment relationship between the Owner and the EPCM Contractor.

20.8  Status of Third Parties.

      Except as to benefits accruing or intended to accrue to lenders of the Owner pursuant to collateral assignments, pledges or grants of security interests herein, nothing contained in this Agreement shall create a contractual relationship with, or a cause of action against the Owner in favor of a third party, and this Agreement is not intended to benefit any third party, including any Third Party Contractors or Project Contractors.

20.9  Headings.

      Section and sub-section headings used in this Agreement and paragraph and sub-paragraph headings used in the Schedules have been inserted for convenience of reference only and do not constitute a part of either this Agreement or the Schedules and shall be disregarded for purposes of construing the language in this Agreement and the Schedules.


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

20.10 Prior Agreements.

      This Agreement supercedes all prior negotiations, representations or agreements between the parties regarding the subject matter of this Agreement. This Agreement shall not be superceded by any provisions of the documents or agreements for construction or provision of on-site services and may be amended only by written instrument signed by both the Owner and the EPCM Contractor; provided that changes in the EPCM Work shall be accomplished by Change Order pursuant to Article 6.

                            [Signature Page Follows]


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

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as set forth above.

                                    MINERA SAN CRISTOBAL, S.A.

                                    By: /s/ Carlos H. Fernandez
                                       ---------------------------------------
                                    Name: Carlos H. Fernandez
                                         -------------------------------------
                                    Title: President and Chief Executive Officer
                                          ------------------------------------


                                    AKER KVAERNER METALS, INC.

                                    By: /s/ James J. McGrath
                                       ---------------------------------------
                                    Name: James J. McGrath
                                         -------------------------------------
                                    Title: President
                                          ------------------------------------


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